<pre>
                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration File No. 333-116895

                              CONECTISYS CORPORATION

                   PROSPECTUS SUPPLEMENT DATED FEBRUARY 18, 2005

    The prospectus of ConectiSys Corporation dated February 15, 2005 is supplemented to include information from the quarterly report on Form 10- QSB for the quarterly period ended December 31, 2004 filed with the Securities and Exchange Commission by ConectiSys Corporation on February 18, 2005, and to include other updated information.

    Our consolidated financial statements and related notes for the quarterly period ended December 31, 2004 are included commencing on page F-1 of this supplement.

THE FOLLOWING RISK FACTORS ARE REPLACED AS FOLLOWS:
-------------------------------------------------------------------------------


                            Risks Related To This Offering

    Shares of our common stock eligible or to become eligible for public sale could adversely affect our stock price and make it difficult for us to raise additional capital through sales of equity securities.

    As of February 18, 2005, we had outstanding 2,205,319,217 shares of common stock, of which all but approximately 674,975,000 shares were unrestricted under the Securities Act of 1933. As of that date, we also had outstanding options, warrants, promissory notes, convertible debentures and preferred stock that were exercisable for or convertible into approximately 2,710,000,000 shares of common stock, approximately 2,630,000,000 of which are covered by registration rights. Sales of a substantial number of shares of our common stock in the public market, or the perception that sales could occur, could adversely affect the market price of our common stock. Any adverse effect on the market price of our common stock could make it difficult for us to raise additional capital through sales of equity securities at a time and at a price that we deem appropriate.

    Conversion or exercise of our outstanding derivative securities could substantially dilute your investment because the conversion and exercise prices of those securities and/or the number of shares of common stock issuable upon conversion or exercise of those securities are subject to adjustment.

    We have issued various notes, debentures and warrants that are convertible or exercisable at prices that are subject to adjustment due to a variety of factors, including fluctuations in the market price of our common stock and the issuance of securities at an exercise or conversion price less than the then-current exercise or conversion price of those notes, debentures or warrants. As of February 18, 2005, the closing price of a share of our common stock on the OTC Bulletin Board(R) was $.004. On that date, our notes, debentures and warrants outstanding with adjustable conversion and/or exercise prices were convertible or exercisable into approximately 2,630,000,000 shares of our common stock. The number of shares of common stock that these adjustable securities ultimately may be converted into or exercised for could prove to be greater than this amount if the market price of our common stock declines. You could, therefore, experience substantial dilution of your investment as a result of the conversion or exercise of our outstanding derivative securities.

    The applicable conversion price of our debentures and a convertible promissory note issued to certain security holders is variable and does not have a lower-limit, therefore the dilutive effect to our existing security holders is theoretically limitless. However, because the variable conversion price of these debentures and convertible promissory note has an upper limit, an increase in the trading price of a share of our common stock will result in a limited benefit to existing security holders with respect to the conversion of these debentures and the convertible promissory note. The following table sets forth the number of shares issuable upon conversion of the aggregate principal portion of our convertible debentures issued to certain security holders and outstanding as of February 18, 2005, which amount was $2,144,600, and is based upon the indicated hypothetical trading prices:

                                         Approximate         Percentage
Hypothetical       Conversion           Number of Shares    of Company's
Trading Price       Price (1)              Issuable(2)       Common Stock (3)
-------------     -----------------    -----------------   ---------------
   $.0100             $.004               536,000,000            20%
   $.0075             $.003               715,000,000            24%
   $.0050             $.002             1,072,000,000            33%
   $.0025             $.001             2,145,000,000            49%

   _______________
  (1) The conversion price of our debentures and the convertible promissory note is the lower of 40% of the average of the three lowest intraday trading prices of a share of our common stock on the OTC Bulletin Board(R) during the twenty trading days immediately preceding the conversion date, and either (a) $.06 for the March, May and June 2002 convertible debentures, (b) $.01 for the November 2002, March and May 2003 convertible debentures, or (c) $.005 for the November and December 2003 and the February, March, April, June and September 2004 convertible debentures. As of February 18, 2005, the applicable conversion price was approximately $.0009.
  (2) Our current authorized capital allows us to issue a maximum of 7,500,000,000 shares of common stock.
  (3) Amounts are based on 2,205,319,217 shares of our common stock outstanding as of February 18, 2005 plus the corresponding number of shares issuable. Each of the holders of our convertible debentures may not convert our debentures into more than 4.9% of our then-outstanding common stock; however, the holders may waive the 4.9% limitation, thus allowing the conversion of their debentures into a number of shares of common stock in excess of 4.9% of our then-outstanding common stock.

    The holders of certain of our convertible debentures may elect to receive payment for accrued and unpaid interest on our convertible debentures in shares of our common stock based on the conversion price and on the same terms described above with respect to conversions of the principal portion of these debentures. As a result of conversions of the principal or interest portion of our convertible debentures and related sales of our common stock by the holders of our convertible debentures, the market price of our common stock could be depressed, thereby resulting in a significant increase in the number of shares issuable upon conversion of the principal and interest portions of these debentures. You could, therefore, experience substantial dilution of your investment as a result of the conversion of the principal or interest portions of our convertible debentures.

THE CAPITALIZATION TABLE IS REPLACED WITH THE FOLLOWING:
-------------------------------------------------------------------------------


                              CAPITALIZATION


    The following table sets forth our capitalization as of December 31, 2004. You should read this information together with our consolidated financial statements and the notes relating to those statements appearing elsewhere in this prospectus. The table excludes an aggregate of approximately 2,710,000,000 shares of common stock that were issuable upon conversion or exercise of outstanding convertible notes, debentures, options and warrants as of December 31, 2004.

                                                              December 31, 2004
                                                             ------------------
    Cash and cash equivalents...............................       $   192,410
                                                                   ------------
    Long-term debt, net of current portion..................       $ 3,151,039
                                                                   ------------
    Shareholders' equity:
      Preferred stock, $1.00 par value. 50,000,000 shares
       authorized.
       Class A Preferred Stock, $1.00 par value, 1,000,000
         shares authorized; 215,865 shares issued and
         outstanding........................................           215,865

    Common stock, no par value. 7,500,000,000 shares
     authorized; 1,680,440,475 shares issued and outstanding        21,242,872

    Additional paid in capital:
     Class B Convertible Preferred Stock, $1.00 par value,
         1,000,000 shares authorized; no shares issued and
         outstanding; 1,000,000 stock options exercisable...           100,000

     Common stock, no par value. 17,643,654 stock options
        and warrants exercisable............................         1,362,958

    Accumulated deficit.....................................       (30,338,131)
                                                                  -------------
        Total shareholders' equity (deficit)................      $ (7,416,436)
                                                                  -------------
        Total capitalization................................      $ (7,416,436)
                                                                  -------------

THE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SECTION IS SUPPLEMENTED WITH THE FOLLOWING UPDATED
INFORMATION:
----------------------------------------------------------------------------

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with our consolidated financial statements and notes and the information included under the caption "Risk Factors" included elsewhere in this document. Except for historical information, the following discussion contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions and our current beliefs regarding revenues we might earn if we are successful in implementing our business strategies. See "Special Note Regarding Forward-Looking Statements" for further information regarding forward-looking statements. Our actual results may differ materially from the results discussed in the forward-looking statements as a result of a number of factors, many of which are beyond our control, including those factors discussed under "Risk Factors" and other headings in this document, which could, among other things, cause the price of our common stock to fluctuate substantially.

Overview

    Since 1995, we have been engaged in the development of a low-cost automatic meter reading, or AMR, solution. We have developed a low-cost AMR solution that includes a proprietary system employing specialized hardware and software that will allow for residential and commercial applications. Our proprietary system is called H-Net(TM), which is a trademark of ConectiSys.

    We are currently developing our H-Net(TM) 5.0 wireless meter reading product which is designed to increase the data transmission range of our H-Net(TM) system over the data transmission range of our existing H-Net(TM) 4.0 product. The development of our H-Net(TM) 5.0 product is also directed at curing certain radio frequency interference experienced in our H-Net(TM) 4.0 product. In
August 2004, we submitted to the FCC our H-Net(TM) 5.0 wireless meter reading product for approval for commercialization and sale and received FCC certification for this product in November 2004. In December 2004, we submitted to the FCC our H-Net(TM) BaseStation for approval for commercialization and sale. We expect that this approval by the FCC will occur within approximately
60 days following submission to the FCC of our H-Net(TM) BaseStation, but no assurances can be made that this approval will be obtained or that it will not be delayed. Once FCC approval is obtained, we expect that our wireless meter reading products will be ready for full- scale commercial production.

    We have not yet sold any H-Net(TM) systems and we do not expect any significant sales of our H-Net(TM) systems until after FCC approval is obtained. Accordingly, we have not earned any significant revenues from the sale of our H-Net(TM) system. We have no history of revenues and have incurred significant losses since the beginning of the development of our H-Net(TM) system. We have a significant accumulated deficit and negative working capital. As a result of our financial condition, our independent auditors have issued a report questioning our ability to continue as a going concern.

Critical Accounting Policies and Estimates

    The following discussion and analysis is based upon our financial statements, which have been prepared using accounting principles generally accepted in the United States of America. The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses, and assets and liabilities, during the periods reported. Estimates are used when accounting for certain items such as depreciation, likelihood of realization of certain assets, employee compensation programs and valuation of intangible assets. We base our estimates on historical experience and other assumptions that we believe are reasonable under the circumstances. Actual results may differ from our estimates.

    We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements. We have based our financial statements on the assumption of our operations continuing as a going concern. As a result, we continue to depreciate fixed assets and show certain debts as long-term. We have written-off the value of technology in prior periods because the realization of that value was doubtful. Our compensation of consultants and employees with our capital stock is recorded at estimated market value. The volatile nature of the price of our common stock causes wide disparities in certain valuations.

Results of Operations

    Comparison of Results of Operations for the Three Months Ended December 31, 2004 and 2003


    We did not generate any revenues for the three months ended December 31, 2004 and December 31, 2003. Cost of goods sold for the three months ended December 31, 2004 was $61,962 as compared to $0 for the three months ended December 31, 2003, an increase of $61,962. This increase in cost of sales primarily was due to an increase in production of models and prototypes of our H-Net(TM) products that are used for sales and marketing purposes.

    General and administrative expenses increased by $173,231, or 94%, to $357,039 for the three months ended December 31, 2004 as compared to $183,808 for the same period in 2003. This increase was primarily due to increased expenses associated with legal and consulting services.

    Interest expense decreased by $424,057, or 52%, to $385,265 during the three months ended December 31, 2004 as compared to $809,322 for the same period in 2003. This decrease was primarily attributable to the mark to market of the derivative conversion option in the amount of approximately $663,000 associated with aggregate convertible debt issued during the quarter ended December 31, 2003 and before, net of approximately $240,000 in additional prepaid interest and convertible debt discount amortization during the current quarter. No new convertible debt was issued during the quarter ended December 31, 2004.

    Net loss for the three months ended December 31, 2004 decreased by $338,864, or 30%, to $804,266 as compared to a net loss of $1,143,130 for the same period in 2003. The decrease in net loss primarily resulted from decreased interest expense, which was partially offset by increased general and administrative expenses, as discussed above.

Liquidity and Capital Resources

    During the three months ended December 31, 2004, we financed our operations solely from cash on hand and through private placements of securities. We are currently developing our H-Net(TM) 5.0 wireless meter reading product. In August 2004, we submitted to the FCC our H-Net(TM) 5.0 wireless meter reading product for approval for commercialization and sale and received FCC certification for this product in November 2004. In December 2004, we submitted to the FCC our H-Net(TM) BaseStation for approval for commercialization and sale. We expect that this approval by the FCC will occur within approximately 60 days following submission to the FCC of our H-Net(TM) BaseStation, but no assurances can be made that this approval will be obtained or that it will not be delayed.

    We have not yet sold any H-Net(TM) systems and we do not expect any significant sales of our H-Net(TM) systems until after FCC approval is obtained. Accordingly, we have not earned any significant revenues from the sale of our H-Net(TM) systems. We have no history of revenues and have incurred significant losses since the beginning of the development of our H-Net(TM) system. We have a significant accumulated deficit and negative working capital. As a result of our financial condition, our independent auditors have issued a report questioning our ability to continue as a going concern. Our consolidated financial statements as of and for the years ended September 30, 2004 and 2003 have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

    As of December 31, 2004, we had a working capital deficit of approximately $4.4 million and an accumulated deficit of approximately $30.3 million. As of that date, we had approximately $192,000 in cash and cash equivalents. We had accounts payable and accrued compensation expenses of approximately $1.8 million. We had other current liabilities, including amounts due to officers, accrued interest, notes payable and current portion of long term debt of approximately $3.0 million, including those issued prior to the beginning of fiscal year 2004. To the extent convertible debentures or promissory notes that we have issued are converted into shares of common stock, we will not be obligated to repay the converted amounts.

    Cash used in our operating activities totaled approximately $350,000 for the three months ended December 31, 2004 as compared to approximately $152,000 for the three months ended December 31, 2003. No cash was used in or provided by our investing activities in the three months ended December 31, 2004 or 2003.

    Cash used in our financing activities totaled approximately $7,000 for the three months ended December 31, 2004 as compared to cash provided by our financing activities of approximately $237,000 for the three months ended December 31, 2003. We raised all of the cash provided by our financing activities during the three months ended December 31, 2004 and 2003 from the issuance of common stock, convertible debentures and/or promissory notes.

    As of the following dates, we were in default in the repayment of principal and interest in the corresponding amounts set forth below on our secured convertible debentures due as of those dates:

                              Principal         Current
                              Amount ($)        Principal
         Default Date       at Default Date     Amount ($)
         ------------       ---------------    -----------
         March 29, 2003.....$     114,000      $         -
         May 10, 2003.......      150,000                -
         June 17, 2003......      300,000                -
         November 27, 2003..      200,000                -
         March 3, 2004......      123,000          116,000
         May 12, 2004.......      150,000          150,000
         November 25, 2004..      100,000          100,000
         December 3, 2004...       50,000           50,000
         December 31, 2004..       50,000           50,000

                     Total:  $  1,237,000      $   466,000
                             ============      ===========

    As of February 15, 2005, each of these defaults, other than with respect to payment of principal amounts which have been paid subsequent to the corresponding default date, was continuing and we were in payment default under convertible debentures in the aggregate principal amount of approximately $466,000 plus related interest on those debentures. As of that date, we also were in default under our obligations to register for resale shares of our common stock underlying certain of our outstanding convertible debentures. In addition, as of that date, we also were in default under our obligations to make quarterly interest payments under all of our outstanding convertible debentures issued prior to our convertible debentures issued in April 2004. As of February 15, 2005, as a result of the above defaults, the holders of our secured convertible debentures were entitled to pursue their rights to foreclose upon their security interest in all of our assets. However, as of that date, we were not aware of any action taken by the holders of our secured convertible debentures to pursue such rights, and as of that date we also were not aware of any other legal or similar action taken by those holders to enforce their rights or as a result of our defaults under those secured convertible debentures.

    We plan to register for resale with the Securities and Exchange Commission a portion of the shares of common stock underlying the convertible debentures under which we are in default and expect that the convertible debentures ultimately will be converted into shares of our common stock and that we therefore will not be obligated to repay the outstanding principal and accrued and unpaid interest amounts on those debentures.

    As of February 15, 2005, we had issued the following secured convertible debentures, which provide for interest at the rate of 12% per annum, and warrants to purchase common stock to various accredited inventors in connection with debenture offering transactions:

                      Original          Net          Remaining    Accrued and     Warrants
                      Principal     Proceeds to      Principal       Unpaid      Issued in
    Issuance Date    Amount ($)   ConectiSys($)(1)   Amount ($)  Interest($)(2)  Offering (#)
    ---------------  ----------   ----------------   ----------  --------------  ------------
    March 29, 2002   $  300,000   $   225,000        $       -   $  27,300        1,500,000
    May 10, 2002        150,000       125,000                -      36,000          750,000
    June 17, 2002       300,000       238,000                -      72,500        1,500,000
    November 27, 2002   200,000       144,000              -           -          1,000,000
    March 3, 2003       150,000       100,000           116,000     27,200          750,000
    May 12, 2003        150,000       100,000           150,000     31,800          750,000
    November 25, 2003   100,000        75,000           100,000     14,700          500,000
    December 3, 2003     50,000        31,000            50,000      7,200          250,000
    December 31, 2003    50,000        31,000            50,000      6,800          250,000
    February 18, 2004    50,000        35,000            50,000      6,000          250,000
    March 4, 2004       250,000       203,000           250,000     28,600        1,250,000
    April 19, 2004      250,000       165,000           191,000        -            750,000
    June 30, 2004       625,000       452,000           625,000        -          1,875,000
    September 9, 2004   625,000       482,000           625,000        -          1,875,000
                     ----------    ----------        ---------- ----------       ----------
              Total: $3,250,000    $2,420,000        $2,207,000 $  257,600       13,250,000
                     ==========    ==========        ========== ==========       ==========

    __________________
    (1) Amounts are approximate and represent net proceeds after deducting expenses incurred in connection with the offering as well as expenses for legal fees incurred in connection with preparation of reports and statements filed with the Securities and Exchange Commission. Amounts for April, June and September 2004 offerings also represent net proceeds after deducting one year of interest paid in advance in the amounts of $30,000, $75,000 and $75,000, respectively.
    (2) Amounts are approximate and represent accrued and unpaid interest outstanding as of February 15, 2005. The total amount of accrued and unpaid interest does not account for approximately $80,800 of outstanding pre-paid interest.

    Each of the above secured convertible debentures, except for the convertible debentures issued in April, June and September 2004, are due one year following their respective issuance dates. The convertible debentures issued in April, June and September 2004 are due two years following their respective issuance dates. The conversion price of our secured convertible debentures is the lower of 40% of the average of the three lowest intra-day trading prices of a share of our common stock on the OTC Bulletin Board(R) during the twenty trading days immediately preceding the conversion date, and either (a) $.06 for the March, May and June 2002 convertible debentures, (b) $.01 for the November 2002, March and May 2003 convertible debentures, or (c) $.005 for the November and December 2003 and the February, March, April, June and September 2004 convertible debentures. As of February 15, 2005, the applicable conversion price was approximately $.0009 per share.

    In October 2003, in consideration for certain bridge financing which later was incorporated into the November 2003 convertible debenture offering described above, the variable conversion price of our outstanding 12% convertible debentures issued from March 2002 through June 2002 and from November 2002 through May 2003 was reduced from 50% to 40% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion.

    As of February 15, 2005, we had a loan outstanding and due on demand in an amount equal to approximately $7,400. This loan accrues interest at an annual rate of 18% and was made by Robert Spigno, our President and Chief Executive Officer and a member of our board of directors. As of that date we also had a loan outstanding and due on demand in an amount equal to approximately $22,000. This loan accrues interest at an annual rate of 18% and was made by Patricia Spigno, our Chief Financial Officer and Secretary.

    As of February 15, 2005, we had a promissory note outstanding and due September 1, 2005, payable in the approximate amount of $184,000. This note bears interest at an annual rate of 18%.

    Our continued operations are dependent on securing additional sources of liquidity through debt and/or equity financing.

    As indicated above, our consolidated financial statements as of and for the years ended September 30, 2004 and 2003 have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As discussed in this document and in Note 1 to our consolidated financial statements for the years ended September 30, 2004 and 2003 included in this report, we have suffered recurring losses from operations and at September 30, 2004 had substantial net capital and working capital deficiencies. These factors, among others, raised substantial doubt about our ability to continue as a going concern and led our independent certified public accountants to modify their unqualified report to include an explanatory paragraph related to our ability to continue as a going concern. The consolidated financial statements included in this document do not include any adjustments that might result from the outcome of this uncertainty.

    We have been, and currently are, working toward identifying and obtaining new sources of financing. Our current convertible debenture investors have provided us with an aggregate of $3,250,000 in financing to date. No assurances can be given that they will provide any additional financing in the future. Our current secured convertible debenture financing documents contain notice and right of first refusal provisions and the grant of a security interest in substantially all of our assets in favor of the convertible debenture investors, all of which provisions will restrict our ability to obtain debt and/or equity financing from any investor other than our current investors.

    Any future financing that we may obtain may cause significant dilution to existing stockholders. Any debt financing or other financing of securities senior to common stock that we are able to obtain will likely include financial and other covenants that will restrict our flexibility. At a minimum, we expect these covenants to include restrictions on our ability to pay dividends on our common stock. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

    If adequate funds are not available, we may be required to delay, scale back or eliminate portions of our operations and product and service development efforts or to obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain of our technologies or potential products or other assets. Accordingly, the inability to obtain such financing could result in a significant loss of ownership and/or control of our proprietary technology and other important assets and could also adversely affect our ability to fund our continued operations and our product and service development efforts that historically have contributed significantly to our competitiveness.

    We have not yet sold any H-Net(TM) systems and we do not expect any significant sales of our H-Net(TM) systems until after FCC approval of our H-Net(TM) BaseStation is obtained. We expect that this approval will be obtained by February 2004, but no assurances can be made that this approval will be obtained or that it will not be delayed. Once FCC approval is obtained, we expect that our H-Net(TM) products will be ready for full- scale commercial production. We believe that if we are successful in deploying our H-Net(TM) system, we will begin to generate revenues from our business activities.

Effect of Inflation

    Inflation did not have any significant effect on the operations of the Company during the quarter ended December 31, 2004. Further, inflation is not expected to have any significant effect on future operations of the Company.

Impact of New Accounting Pronouncements

    The Financial Accounting Standards Board, or FASB, has established new accounting pronouncements. We do not expect the adoption of these pronouncements to have a material impact on our financial position, results of operations or cash flows. This includes Statement of Financial Accounting Standards, or SFAS, No. 144, "Accounting for Impairment and Disposal of Long-Lived Assets."

    In January 2003, the FASB issued FASB Interpretation, or FIN, No. 46, "Consolidation of Variable Interest Entities." FIN No. 46 clarified the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," and applies immediately to any variable interest entities created after January 31, 2003 and to variable interest entities in which an interest is obtained after that date. We hold no interest in variable interest entities.

    In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 clarifies the accounting and reporting for derivative instruments, including certain derivative instruments imbedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." In particular, SFAS No. 149 clarifies under what circumstances a contract with an initial net investment met the characteristic of a derivative as described in SFAS No. 133. SFAS No. 149 also clarifies when a derivative contains a financing component. SFAS No. 149 is generally effective for derivative instruments entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. We hold no derivative instruments and we do not engage in hedging activities.

    In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 requires certain financial instruments that have both equity and liability characteristics to be classified as a liability on the balance sheet. SFAS No. 150 is effective for the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on our consolidated financial statements.

    In December 2003, the FASB issued a revised Interpretation No. 46, "Consolidation of Variable Interest Entities." The interpretation clarifies the application of "Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain types of variable interest entities. We do not expect the adoption of this interpretation to have any impact on our financial statements.

                          CONECTISYS CORPORATION

                INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                                                            Page
                                                                            ----
         Condensed Consolidated Financial Statements As Of And For The
         -------------------------------------------------------------
            Three Months Ended December 31, 2004 and 2003
            ---------------------------------------------

        Condensed Consolidated Balance Sheets as of
             December 31, 2004 (unaudited)...................................F-1

        Condensed Consolidated Statements of Operations for the Three
             Months Ended December 31, 2004 (unaudited) and 2003 (unaudited)
             and the Cumulative Period From December 31, 1990 (Inception)
             Through December 31, 2004 (unaudited)...........................F-3

        Condensed Consolidated Statements of Changes in Shareholders'
             Equity (Deficit) for the Cumulative Period From
             December 31, 1990 (Inception) Through December 31, 2004
             (unaudited).....................................................F-4

        Condensed Consolidated Statements of Cash Flows for the Three
             Months Ended December 31, 2004 (unaudited) and 2003 (unaudited)
             and the Cumulative Period From December 31, 1990 (Inception)
             Through December 31, 2004 (unaudited)..........................F-14

        Notes to Condensed Consolidated Financial Statements (unaudited)....F-17

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
               CONDENSED CONSOLIDATED BALANCE SHEETS
                    December 31, 2004

                                                                 Dec. 31
                                                                  2004
                                                                Unaudited

Assets
Current assets
  Cash and cash equivalents                               $          192,410
  Due from officer                                                    12,293
  Prepaid expenses                                                   221,597
                                                            ----------------
Total current assets                                                 426,300

Property and equipment, net of accumulated
  depreciation of $328,002                                            16,915

Other assets
  License and technology, net of accumulated
    amortization of $421,478                                               0
  Loan fees, net of accumulated
    amortization of $366,452                                         110,735
                                                            ----------------
Total assets                                              $          553,950
                                                            ================

The accompanying notes are an integral part of these consolidated financial statements.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
               CONDENSED CONSOLIDATED BALANCE SHEETS
                    December 31, 2004

                                                                 Dec. 31
                                                                  2004
                                                                Unaudited

Liabilities and shareholders' equity
Current liabilities
  Accounts payable                                        $          170,734
  Accrued compensation                                             1,609,692
  Due to officers                                                     35,685
  Accrued interest payable                                           516,235
  Other current liabilities                                           21,844
  Notes payable and current portion of
    long-term debt                                                 2,465,157
                                                            ----------------
Total current liabilities                                          4,819,347

Long-term debt, net of current                                     3,151,039

Commitments and contingencies
                                                            ----------------
Total liabilities                                                  7,970,386

Shareholders' equity
Preferred stock - Class A, $1.00 par value;
  1,000,000 shares authorized, 215,865 shares
  issued and outstanding                                             215,865
Convertible preferred stock - Class B, $1.00
  par value; 1,000,000 shares authorized,
  -0- shares issued and outstanding                                        0
Common stock - 7,500,000,000 shares authorized,
  no par value; 1,680,440,475
  shares issued and outstanding                                   21,242,872
Additional paid in capital:
  Convertible preferred stock - Class B $1.00 par
    value, 1,000,000 stock options exercisable                       100,000
  Common stock options and warrants, no par value
   17,643,654 stock options and warrants exercisable               1,362,958

Accumulated gain (deficit) during development stage              (30,338,131)
                                                            ----------------
Total shareholders' equity                                        (7,416,436)
                                                            ----------------
Total liabilities and shareholders' equity                $          553,950
                                                            ================
The accompanying notes are an integral part of these consolidated financial statements.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
     For the Three Months Ended December 31, 2004 and 2003
                And the Cumulative Period
 From December 31, 1990 (Inception) Through December 31, 2004

                                                                                                  Dec. 1, 1990
                                                                                                   (Inception)
                                                                                                     Period
                                                             3 Months Ended    3 Months Ended        Through
                                                                 Dec. 31           Dec. 31           Dec. 31
                                                                  2004              2003              2004
                                                                Unaudited         Unaudited         Unaudited
Revenues                                                   $               0 $               0 $         517,460

Cost of goods sold                                                    61,962                 0           947,904
                                                            ----------------  ----------------  ----------------
Gross profit                                                         (61,962)                0          (430,444)

General and administrative                                           357,039           183,808        22,039,189
                                                            ----------------  ----------------  ----------------
Loss from operations                                                (419,001)         (183,808)      (22,469,633)

Non-operating income (expense)                                             0                 0        (1,059,865)
Settlement                                                                 0          (150,000)         (125,000)
Interest expense                                                    (385,265)         (809,322)       (5,543,391)
Minority interest                                                          0                 0           (62,500)
                                                            ----------------  ----------------  ----------------
Net loss                                                   $        (804,266)$      (1,143,130)$     (29,260,389)
                                                            ================  ================  ================
Weighted average shares outstanding                            1,274,924,649      631,421,923

Net loss per share                                                     (0.00)           (0.00)

The accompanying notes are an integral part of these consolidated financial statements.


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through December 31, 2004
                                                                                                   Deficit
                                                                                                 Accumulated       Total
                                  Preferred Stock      Common Stock        Additional   Stock     During the  Shareholders'
                                     Class A           No Par Value          Paid-in  Subscript.  Development      Equity
                                  Shares    Value    Shares       Value      Capital  Receivable    Stage        (Deficit)
                               --------- ---------- ---------- ----------- ---------- ---------- ------------ -----------
Balance,
 December 1, 1990
(re-entry
  development stage)                 -   $      -       10,609 $ 1,042,140 $      -   $      -   $ (1,042,140)$       -

Shares issued in exchange for:
 Cash, May 31, 1993                  -          -        1,000       1,000        -          -            -         1,000
 Capital contribution,
  May 31, 1993                       -          -        2,000         515        -          -            -           515
 Services, March 26, 1993            -          -        2,000         500        -          -            -           500
 Services, March 26, 1993            -          -        1,200         600        -          -            -           600
Net loss for the year                -          -          -           -          -          -         (5,459)     (5,459)
                               --------- ----------  --------- ----------- ---------- ------------ ---------- -----------
Balance,
 November 30, 1993                   -          -       16,809   1,044,755        -          -     (1,047,599)     (2,844)

Shares issued in exchange for:
 Services, May 1, 1994               -          -        2,400       3,000        -          -            -         3,000
 Cash, September 1, 1994             -          -       17,771      23,655        -          -            -        23,655
 Services, September 15, 1994        -          -        8,700      11,614        -          -            -        11,614
 Cash, September 26, 1994            -          -        3,000      15,000        -          -            -        15,000
 Cash, October 6, 1994            16,345     16,345        -           -          -          -            -        16,345
 Cash, September and October,
  1994                               -          -        1,320      33,000        -          -            -        33,000
Net loss for the year                -          -          -           -          -          -        (32,544)    (32,544)
                               --------- ----------  --------- ----------- ---------- ------------ ---------- -----------
Balance,
 November 30, 1994                16,345     16,345     50,000   1,131,024        -          -     (1,080,143)     67,226



The accompanying notes are an integral part of these consolidated financial statements.


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through December 31, 2004


                                                                                                   Deficit
                                                                                                 Accumulated       Total
                                  Preferred Stock      Common Stock       Additional    Stock     During the  Shareholders'
                                     Class A           No Par Value         Paid-in   Subscript. Development      Equity
                                  Shares    Value    Shares       Value     Capital   Receivable    Stage        (Deficit)
                               --------- ---------- ---------- ----------- ---------- ---------- ------------ -----------
Shares issued in exchange for:
 Cash, February 13, 1995             -   $      -        1,160 $   232,000 $      -   $      -   $        -   $   232,000
 Debt repayment, February 13,
  1995                               -          -        2,040     408,000        -          -            -       408,000
 Debt repayment, February 20,
  1995                               -          -        4,778     477,810        -          -            -       477,810
 Acquisition of assets, CIPI
  February, 1995                     -          -       28,750   1,950,000        -          -            -     1,950,000
 Acquisition of assets, April 5,
  1995                               -          -       15,000         -          -          -            -           -
 Cash and services, April and
  May 1995                           -          -       16,000     800,000        -          -            -       800,000
 Cash, June 1, 1995                  -          -          500      30,000        -          -            -        30,000
 Acquisition of assets and
  services, September 26, 1995       -          -        4,000     200,000        -          -            -       200,000
 Cash, September 28, 1995            -          -           41       3,000        -          -            -         3,000
 Acquisition of assets,
  September 1995                     -          -       35,000   1,750,000        -          -            -     1,750,000
 Return of assets, CIPI
  September, 1995                    -          -      (27,700) (1,950,000)       -          -            -    (1,950,000)
Net loss for the year                -          -          -           -          -          -     (2,293,867) (2,293,867)
                               ---------  ----------- -------- -----------   -------- ------------ ---------- -----------
Balance,
 November 30, 1995                16,345     16,345    129,569   5,031,834        -          -     (3,374,010)  1,674,169

Shares issued in exchange for:
 Cash, February, 1996                -          -        1,389     152,779        -          -            -       152,779
 Debt repayment, February 1996       -          -       10,000     612,000        -          -            -       612,000
 Services, February, 1996            -          -        3,160     205,892        -          -            -       205,892
 Cash, March, 1996                   -          -          179      25,000        -          -            -        25,000



The accompanying notes are an integral part of these consolidated financial statements.


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through December 31, 2004


                                                                                                   Deficit
                                                                                                 Accumulated       Total
                                  Preferred Stock      Common Stock        Additional   Stock     During the  Shareholders'
                                     Class A           No Par Value         Paid-in   Subscript. Development      Equity
                                  Shares    Value    Shares       Value     Capital   Receivable    Stage        (Deficit)
                               --------- ---------- ---------- ----------- ---------- ---------- ------------ -----------
Shares returned and canceled,
  March, 1996                        -   $      -      (15,000)$       -   $      -   $      -   $        -   $       -
 Services, April, 1996               -          -           13       2,069        -          -            -         2,069
 Services, September, 1996         4,155      4,155        586      36,317        -          -            -        40,472
 Services, October, 1996             -          -        6,540     327,000        -          -            -       327,000
 Debt repayment, November, 1996      -          -        2,350      64,330        -          -            -        64,330
Net loss for the year                -          -          -           -          -          -     (2,238,933) (2,238,933)
                               --------- ---------- ---------- -----------  ---------- --------- ------------ -----------
Balance,
 November 30, 1996                20,500     20,500    138,786   6,457,221        -          -     (5,612,943)    864,778

Shares issued in exchange for:
 Services, March, 1997               -          -          228       6,879        -          -            -         6,879
 Services, April, 1997               -          -          800      13,120        -          -            -        13,120
 Services, July, 1997                -          -        1,500      16,200        -          -            -        16,200
 Cash, July, 1997                    -          -       15,000     300,000        -          -            -       300,000
 Services, August, 1997              -          -        5,958      56,000        -          -            -        56,000
Adjustment for partial shares due
 to reverse stock split (1:20)       -          -          113         -          -          -            -           -
 Services, October, 1997             -          -    1,469,666     587,865        -          -            -       587,865
 Debt repayment, October, 1997       -          -    1,540,267     620,507        -          -            -       620,507
 Cash, October, 1997                 -          -    1,500,000     281,250        -          -            -       281,250
 Services, November, 1997            -          -        4,950      10,538        -          -            -        10,538
Net loss for the year                -          -          -           -          -          -     (2,739,268) (2,739,268)
                               --------- ---------- ---------- ----------- ---------- ----------  ----------- -----------
Balance,
 November 30, 1997                20,500     20,500  4,677,268   8,349,580        -          -     (8,352,211)     17,869


The accompanying notes are an integral part of these consolidated financial statements.


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through December 31, 2004


                                                                                                   Deficit
                                                                                                 Accumulated       Total
                                  Preferred Stock      Common Stock        Additional   Stock     During the  Shareholders'
                                     Class A           No Par Value         Paid-in   Subscript. Development      Equity
                                  Shares    Value    Shares       Value    Capital    Receivable    Stage        (Deficit)
                               --------- ---------- ---------- ----------- ---------- ---------- ------------ -----------
Shares issued in exchange for:
 Services, December, 1997
  through November, 1998             -   $      -    2,551,610 $ 2,338,264 $      -   $      -            -   $ 2,338,264
 Debt repayment, April, 1998
  through September, 1998            -          -      250,000     129,960        -          -            -       129,960
 Cash, January, 1998 through
  July, 1998                         -          -    4,833,334   1,139,218        -          -            -     1,139,218
 Acquisition of assets,
  July, 1998                         -          -      300,000     421,478        -          -            -       421,478
 Acquisition of remaining 20%
  minority interest in
  subsidiary, July, 1998             -          -       50,000      59,247        -          -            -        59,247
 Services, November, 1998         60,000     60,000        -           -          -          -            -        60,000
Net loss for the year                -          -          -           -          -          -     (4,928,682) (4,928,682)
                               --------- ---------- ---------- ----------- ---------- ------------ ---------- -----------
Balance,
 November 30, 1998                80,500     80,500 12,662,212  12,437,747        -          -    (13,280,893)   (762,646)

Shares issued in exchange for:
 Shares returned and canceled,
  December, 1998                     -          -   (1,350,000)   (814,536)       -          -            -      (814,536)
 Services, December, 1998
  through September, 1999            -          -      560,029     349,454    150,000        -            -       499,454
 Cash, December, 1998
  through September, 1999            -          -    1,155,800     129,537        -          -            -       129,537
 Debt repayment, Sept., 1999      39,520     39,520    960,321     197,500    100,000        -            -       337,020
Net loss for the period              -          -          -           -          -          -     (1,323,831) (1,323,831)
                               --------- ---------- ---------- -----------   -------- ------------ ---------- -----------
Balance,
 September 30, 1999              120,020    120,020 13,988,362  12,299,702    250,000        -    (14,604,724) (1,935,002)



The accompanying notes are an integral part of these consolidated financial statements.


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through December 31, 2004


                                                                                                   Deficit
                                                                                                 Accumulated       Total
                                  Preferred Stock      Common Stock        Additional   Stock     During the  Shareholders'
                                     Class A           No Par Value         Paid-in   Subscript. Development      Equity
                                  Shares    Value    Shares       Value     Capital   Receivable    Stage        (Deficit)
                               --------- ---------- ---------- ----------- ---------- ---------- ------------ -----------
Shares re-acquired and
  canceled, October, 1999            -   $      -      (17,500)$   (12,000)$      -   $      -   $        -   $   (12,000)
Shares issued in exchange for:
 Services, October, 1999 through
  September, 2000, valued from
  $0.25 to $0.80 per share           -          -    2,405,469     990,949        -          -            -       990,949
 Retainers, debt and accrued
  liabilities, October, 1999
  through September, 2000, valued
  from $0.25 to $1.57 per share      -          -    2,799,579   1,171,638        -          -            -     1,171,638
 Cash, October, 1999 through
  September, 2000, with subscription
  prices ranging from $0.25 to
  $0.66 per share                    -          -    2,295,482     839,425        -      (15,450)         -       823,975
Issuance of 563,500 consultant
  stock options, March, 2000,
  at an exercise price of $2.00
  per share                          -          -          -           -      214,130        -            -       214,130
Reduction of exercise prices
  on 2,600,000 officer and employee
  common stock options, March, 2000,
  to $0.38 and approximately $0.39
  per share                          -          -          -           -    1,113,610        -                  1,113,610
Exercise of 2,056,346 common and
  20,000 preferred officer stock
  options, May, 2000, with
  common stock strike prices
  ranging from $0.15 to approx.
  $0.39 per share, in exchange
  for officer debt                20,000     20,000  2,056,346     897,707   (407,735)       -            -       509,972
Issuance of 500,000 consultant
  stock options, September, 2000,
  with floating exercise prices
  set at 15% below current market    -          -          -           -       65,000        -            -        65,000
Net loss for the year                -          -          -           -          -          -     (3,812,140) (3,812,140)
                               --------- ---------- ---------- ----------- ---------- ---------- ------------ -----------
Balance,
 September 30, 2000              140,020    140,020 23,527,738  16,187,421  1,235,005    (15,450) (18,416,864) (  869,868)

The accompanying notes are an integral part of these consolidated financial statements.


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through December 31, 2004


                                                                                                   Deficit
                                                                                                 Accumulated       Total
                                  Preferred Stock      Common Stock        Additional   Stock     During the  Shareholders'
                                     Class A           No Par Value         Paid-in   Subscript. Development      Equity
                                  Shares    Value    Shares       Value     Capital   Receivable    Stage        (Deficit)
                               --------- ---------- ---------- ----------- ---------- ---------- ------------ -----------
Shares issued in exchange for:
 Services, October, 2000 through
  September, 2001, valued from
  $0.11 to $0.40 per share           -   $      -    3,471,007 $   572,790 $      -   $      -   $        -   $   572,790
 Retainers, debt and accrued
  liabilities, October, 2000
  through September, 2001, valued
  from $0.11 to $0.43 per share      -          -    3,688,989     487,121        -          -            -       487,121
 Cash, October, 2000 through
  March, 2001, with subscription
  prices ranging from $0.075 to
  $0.083 per share                   -          -    1,045,500      78,787        -          -            -        78,787
Collection of stock subscription
  receivable, October, 2000,
  on 61,800 shares                   -          -          -           -          -       15,450          -        15,450
Exercise of 400,000 common
  stock options, January, 2001,
  at a strike price of $0.085 per
  share, in exchange for debt        -          -      400,000      86,000    (52,000)       -            -        34,000
Issuance of 1,000,000 common
  stock warrants, April, 2001,
  at an exercise price of $0.192
  per share, in conjunction with
  $300,000 principal value of
  8% convertible debt                -          -          -           -       77,228        -            -        77,228
Issuance of 2,000,000 consultant
  stock options, September, 2001,
  at a strike price of $0.13 per
  share                              -          -          -           -      115,000        -            -       115,000
Beneficial conversion option,
  April, 2001 through September,
  2001, pertaining to $300,000
  principal value and accrued
  interest on 8% convertible debt    -          -          -           -      155,027        -            -       155,027
Net loss for the year                -          -          -           -          -          -     (2,154,567) (2,154,567)
                               --------- ---------- ---------- ----------- ---------- ---------- ------------ -----------
Balance,
 September 30, 2001              140,020    140,020 32,133,234  17,412,119  1,530,260        -    (20,571,431) (1,489,032)

The accompanying notes are an integral part of these consolidated financial statements.


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through December 31, 2004


                                                                                                   Deficit
                                                                                                 Accumulated       Total
                                  Preferred Stock      Common Stock        Additional   Stock     During the  Shareholders'
                                     Class A           No Par Value         Paid-in   Subscript. Development      Equity
                                  Shares    Value    Shares       Value     Capital   Receivable    Stage        (Deficit)
                               --------- ---------- ---------- ----------- ---------- ---------- ------------ -----------

Shares issued in exchange for:
 Services, October, 2001 through
  September, 2002, valued from
  $0.02 to $0.25 per share           -   $      -    2,180,000 $   179,916 $      -   $      -   $        -   $   179,916
 Debt and accrued liabilities,
  October, 2001 through September,
  2002, with common shares
  valued from $0.01 to $0.15 per
  share and preferred A shares
  valued at $1.00 per share       60,000    60,000  10,948,077     428,563        -          -            -       488,563
 Cash, October, 2001 through
  September, 2001, with prices
  ranging from $0.01 to $0.083
  per share                          -          -    5,833,334     200,000        -          -            -       200,000
Exercise of 550,000 common stock
  options by a consultant at a
  strike price of $0.13 per share,
  in exchange for debt               -          -      550,000     103,125    (31,625)       -            -        71,500
Issuance of 3,750,000 warrants,
  April, 2002 through June, 2002,
  at an exercise price of $0.045
  per share, in conjunction with
  $750,000 principal value of 12%
  convertible debt                   -          -          -           -      100,087        -            -       100,087
Beneficial conversion option,
  April 2002, through June, 2002,
  pertaining to $750,000 principal
  value of 12% convertible debt      -          -          -           -      649,913        -            -       649,913
Conversion of $93,130 principal
  value of 12% convertible debt
  along with $6,916 accrued
  interest, net of $69,233
  convertible debt discount          -          -   12,667,178     111,515    (80,702)       -            -        30,813
Net loss for the year                -          -          -           -          -          -     (2,346,732) (2,346,732)
                               --------- ---------- ---------- ----------- ---------- ---------- ------------ -----------
Balance,
 September 30, 2002              200,020    200,020 64,311,823  18,435,238  2,167,933 $      -    (22,918,163) (2,114,972)

The accompanying notes are an integral part of these consolidated financial statements.


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through December 31, 2004


                                                                                                    Deficit
                                                                                                  Accumulated       Total
                                  Preferred Stock       Common Stock        Additional   Stock     During the  Shareholders'
                                     Class A            No Par Value         Paid-in   Subscript. Development      Equity
                                  Shares    Value     Shares       Value     Capital   Receivable    Stage        (Deficit)
                               --------- ----------  ---------- ----------- ---------- ---------- ------------ -----------

Shares issued in exchange for:
 Services, October, 2002 through
  July, 2003, valued from
  $0.0012 to $0.0100 share           -   $      -    31,500,000 $   134,000 $      -   $      -   $        -   $   134,000
 Debt and accrued liabilities,
  October, 2002 through September,
  2003, valued from $0.0010 to
  $0.0512 per share, including
  transfer of $155,027
  beneficial conversion option                      162,134,748     704,774   (155,027)       -            -       549,747
 Cash, November, 2002 through
  September, 2003, with prices
  ranging from $0.0010 to $0.100
  per share                          -          -   128,500,000     180,000        -          -            -       180,000
Issuance of 2,500,000 warrants,
  November, 2002 through May, 2003,
  at an exercise price of $0.005
  per share, in conjunction with
  $500,000 principal value of 12%
  convertible debt                   -          -           -           -        9,816        -            -         9,816
Beneficial conversion option,
  November, 2002, through May, 2003,
  pertaining to $500,000 principal
  value of 12% convertible debt      -          -           -           -      490,184        -            -       490,184
Conversion of $193,665 principal
  value of 12% convertible debt
  along with $34,355 accrued
  interest, net of $52,340
  convertible debt discount          -          -   103,778,301     353,525   (177,845)       -            -       175,680
Net loss for the year                -          -           -           -          -          -     (2,386,875) (2,386,875)
                               --------- ---------- ----------- ----------- ---------- ---------- ------------ -----------
Balance,
 September 30, 2003              200,020 $  200,020 490,224,872 $19,807,537 $2,335,061 $      -   $(25,305,038)$(2,962,420)
                               ========= ========== =========== =========== ========== ========== ============ ===========

The accompanying notes are an integral part of these consolidated financial statements.


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through December 31, 2004


                                                                                                    Deficit
                                                                                                  Accumulated       Total
                                  Preferred Stock       Common Stock        Additional   Stock     During the  Shareholders'
                                     Class A            No Par Value         Paid-in   Subscript. Development      Equity
                                  Shares    Value     Shares       Value     Capital   Receivable    Stage        (Deficit)
                               --------- ----------  ---------- ----------- ---------- ---------- ------------ -----------
Shares issued in exchange for:
Services, October 2003 through
  August 2004 valued from
  $0.0008 to $0.0026 per share       0   $       0   57,300,000 $    78,400 $         0 $        0 $        0  $     78,400
Issuance of 7,000,000 warrants
 November 2003 through
 September 2004 at exercise
 Prices ranging from $0.002 to
 $0.005 per share, in
 conjunction with $2,000,000
 principal value of 12%
 convertible debt                    0              0            0            0    9,447         0          0         9,447
Debt and accrued liabilities
  December 2003 with
  preferred stock class A
  valued at $1.00 per share     15,845 A       15,845            0            0        0         0          0        15,845
Debt and accrued liabilities
  November 2003 to September
  2004 with common shares
  valued from $0.001 to $0.0025
  per share                          0              0  156,625,000      163,575        0         0          0       163,575
Cash, November 2003 through
  March 2004 with prices of
  approximately $0.0010              0              0   74,670,000       75,000        0         0          0        75,000
  per share
Re-characterization of beneficial
  conversion option as derivative
  conversion option , October 2003
  pertaining to $963,205 of
  convertible debt at
  September 30, 2003                 0              0            0            0     (881,550)     0         0      (881,550)
Conversion of $218,115 principal
  value of 12% convertible debt
  $327,172 of derivative
  conversion option
  along with $49,008 accrued
  interest, net of $28,571
  convertible debt discount          0         0  352,352,250      565,724                0               0      565,724
Net loss for the year                0         0            0            0         0      0      (4,228,827)  (4,228,827)
                             --------- ---------- -----------  ----------- ---------- ---------- ------------ -----------
Balance, September 30, 2004  215,865   $  215,865 1,131,172,122$20,690,236 $1,462,958 $        0 $(29,533,865)$(7,164,806)

The accompanying notes are an integral part of these consolidated financial statements.


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period From December 1, 1990 (Inception) Through December 31, 2004

                                                                                                   Deficit
                                                                                                  Accumulated       Total
                                  Preferred Stock       Common Stock        Additional   Stock     During the  Shareholders'
                                     Class A            No Par Value         Paid-in   Subscript. Development      Equity
                                  Shares    Value     Shares       Value     Capital   Receivable    Stage        (Deficit)
                               --------- ----------  ---------- ----------- ---------- ---------- ------------ -----------
Shares issued in exchange for:
Debt and accrued liabilities
  October 2004 to December
  2004 with common shares
  valued from $0.0004 to $0.001
  per share                          0  $        0  $23,500,000   $ 11,000  $        0  $       0   $        0     $  11,000
Services, October 2004 through
  December 2004 valued from
  $0.001 to $0.01 per share          0           0   25,300,000     73,000           0           0            0       73,000
Conversion of $182,186 principal
  value of 12% convertible debt
  $273,279 of derivative
  conversion option
  along with $13,171 accrued
  interest                           0           0   500,468,353   468,636                       0            0       468,636
Net loss for the year                0           0             0         0            0          0     (804,266)     (804,266)
                             ---------  ------------- ----------- ----------- -----------  ----------  -----------  -----------
Balance, December 31, 2004     215,865  $ 215,8651    680,440,475  $ 21,242,872$  1,462,958 $    0    $(30,338,131) $(7,416,436)
                             =========  ============= ============ ===========  =========== ========= ============  ============

The accompanying notes are an integral part of these consolidated financial statements.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
     For the Three Months Ended December 31, 2004 and 2003
                And the Cumulative Period
 From December 31, 1990 (Inception) Through December 31, 2004


                                                                                                  Dec. 1, 1990
                                                                                                   (Inception)
                                                                                                     Through
                                                                 Dec. 31           Dec. 31           Dec. 31
                                                                  2004              2003              2004
                                                                Unaudited         Unaudited         Unaudited

Operating activities
  Net income (loss)                                        $        (804,266)$      (1,143,130)$     (29,260,389)
    Adjustments to reconcile net income (loss)
      to net cash provided by (used by)
      operating activities:
        Provision for bad debt                                             0                 0         1,422,401
        Depreciation and amortization                                  6,442             3,566         1,717,602
        Derivative conversion option                                       0           664,203         1,572,705
        Stock issued for services                                     73,000            44,245         7,672,173
        Stock issued for interest                                     13,170                             548,761
        Settlements                                                        0                 0           (25,000)
        Minority interest                                                  0                 0           (62,500)
        Intangibles                                                        0                 0         1,299,861
        Amortization of loan fees
          and note discounts                                         321,429           100,405         2,532,706
Changes in operating assets and liabilities
  (Increase) decrease in assets
    Accounts receivable                                                    0                 0            (4,201)
    Prepaid expenses                                                 (44,630)         (120,000)          (39,251)
    Interest receivable                                                    0                 0           (95,700)
  Increase (decrease) in liabilities                                       0                                   0
    Bank overdraft                                                         0                 0                 0
    Accounts payable                                                 (85,445)          (28,407)          948,064
    Accrued compensation                                             151,456           170,172         2,731,709
    Due to officers                                                   (7,372)          (32,749)          699,430
    Other current liabilities                                         25,841           189,457           781,869
                                                            ----------------  ----------------  ----------------
Net cash (used by) operating activities                             (350,375)         (152,238)       (7,559,760)

The accompanying notes are an integral part of these consolidated financial statements.


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
     For the Three Months Ended December 31, 2004 and 2003
                And the Cumulative Period
 From December 31, 1990 (Inception) Through December 31, 2004



                                                                                                  Dec. 1, 1990
                                                                                                   (Inception)
                                                                                                     Through
                                                                 Dec. 31           Dec. 31           Dec. 31
                                                                  2004              2003              2004
                                                                Unaudited         Unaudited         Unaudited


Investing activities
  Collection of notes receivable                           $               0 $               0 $               0
  Increase in notes receivable                                             0                 0        (1,322,500)
  Cost of license & technology                                             0                 0           (94,057)
  Purchase of equipment                                                    0                 0          (211,734)
                                                            ----------------  ----------------  ----------------
Net cash (used by) investing activities                                    0                 0        (1,628,291)


Financing activities
  Common stock issued for cash                                             0            55,000         3,487,172
  Stock warrants                                                           0               945           196,578
  Preferred stock issued for cash                                                            0            16,345
  Proceeds from stock purchase                                             0                 0           281,250
  Loan fees                                                                0           (42,421)         (517,187)
  Proceeds from debts
    Related party                                                          0                 0           206,544
    Other                                                                  0           241,633         6,236,261
  Payments on debt
    Related party                                                                            0           (53,172)
    Other                                                             (7,259)          (17,852)         (509,295)
  Decrease in subscription receivable                                      0                 0            35,450
  Contributed capital                                                      0                 0               515
                                                            ----------------  ----------------  ----------------
Net cash provided from (used by) financing activities                 (7,259)          237,305         9,380,461
                                                            ----------------  ----------------  ----------------
Net increase (decrease) in cash                                     (357,634)           85,067           192,410

Cash beginning of period                                             550,044             2,282                 0
                                                            ----------------  ----------------  ----------------
Cash end of period                                         $         192,410 $          87,349 $         192,410
                                                            ================  ================  ================

The accompanying notes are an integral part of these consolidated financial statements.


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
     For the Three Months Ended December 31, 2004 and 2003
                And the Cumulative Period
 From December 31, 1990 (Inception) Through June 30, 2004


                                                                                                  Dec. 1, 1990
                                                                                                   (Inception)
                                                                                                     Through
                                                                 Dec. 31           Dec. 31           Dec. 31
                                                                  2004              2003              2004
                                                                Unaudited         Unaudited         Unaudited


Cash paid during the year for
  Interest                                                 $               0 $               0 $         618,367
  Taxes                                                                    0                 0            14,450

Non-cash activities
  Common stock issued for
    Note receivable                                                        0                 0           281,250
    Prepaids                                                               0                 0           182,346
    PP&E                                                                   0                 0           130,931
    Deposit                                                                0                 0                 0
    License & technology                                                   0                 0         2,191,478
    Minority interest                                                      0                 0            59,247
    Repayment of debt                                                455,465           236,095         6,756,432
    Service & interest                                                     0             8,967         4,949,192
  Preferred stock issued for
    Services                                                                                 0            75,845
    Repayment of debt                                                      0                 0           119,520
  Preferred stock options issued for
        Repayment of debt                                                  0                 0           100,000

  Re-characterize beneficial
    conversion option as debt                                              0                 0           881,550

The accompanying notes are an integral part of these consolidated financial statements.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

Note 1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Conectisys Corporation (formerly Coastal Financial Corp.)(the "Company") was incorporated under the laws of Colorado on February 3, 1986, to analyze and invest in business opportunities as they may occur. The Company is a development-stage entity developing automatic meter reading technologies and products for remote reading of electronic energy meters located in residential structures.

On July 15, 1998, United Telemetry Company, Inc. was incorporated in the State of Nevada as a wholly-owned subsidiary of the Company.

On January 11, 2000, a new Nevada corporation, eEnergyServices.com, Inc., was formed as a wholly-owned subsidiary of the Company, which, as yet, has no net assets and has not commenced operations.

Basis of presentation

The accompanying consolidated financial statements include the accounts and transactions of Conectisys Corporation, its wholly-owned subsidiaries TechniLink, Inc., eEnergyServices.com, Inc., and United Telemetry Company, Inc., and its 80% owned subsidiary PrimeLink, Inc. All material intercompany transactions and balances have been eliminated in the accompanying consolidated financial statements. Certain prior period balances have been reclassified to conform to the current year's presentation.

The Company returned to the development stage in accordance with Statement of Financial Accounting Standards ("SFAS") No. 7 on December 1, 1990 and during the fiscal year ended November 30, 1995. The Company has completed two mergers and is in the process of developing its technology and product lines.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

Use of estimates

The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments

SFAS No. 107, "Disclosures about Fair
Value of Financial Instruments", requires that the Company disclose estimated fair values for its financial instruments. The following summary presents a description of the methodologies and assumptions used to determine such amounts.

Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Changes in assumptions could significantly affect the estimates.

Since the fair value is estimated at December 31, 2004, the amounts that will actually be realized or paid at settlement of the instruments could be significantly different. The carrying amount of cash and cash equivalents is assumed to be the fair value because of the liquidity of these instruments. Accounts payable, accrued compensation, due to/from officer, accrued interest, other current liabilities, and notes payable approximate fair value because of the short maturity of these instruments. Also, market rates of interest apply on all officer advances and short-term promissory notes. Long-term debt is recorded at face value because the principal amount is convertible into common stock.

Fiscal year

Effective December 1, 1998, the Company changed its fiscal year-end from November 30 to September 30.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

Research and development costs

The Company has been engaged in researching, engineering, and developing its H-Net(TM) technologies since August 1995, and did not generate any revenue during the past fiscal year. The Company hopes to complete additional large-scale cost reduction runs for the production and subsequent sale of its H-Net
(TM) system in 2005.


Cash and cash equivalents

Cash and cash equivalents include cash on hand and on deposit and highly liquid debt instruments with original maturities of three months or less. All funds on deposit are with one financial institution.


Property and equipment

Property and equipment are stated at cost. Depreciation is computed on property and equipment using the straight-line method over the expected useful lives of the assets, which are generally three years for computer software, five years for vehicles and office equipment, and seven years for furniture and fixtures.

Technology

Deferred technology costs include capitalized product development and product improvement costs incurred after achieving technological feasibility and are amortized over a period of five years. At December 31, 2004, no deferred technology costs were recognized.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

Accounting for stock-based compensation

SFAS No. 123, "Accounting for Stock-
based Compensation" establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments. The Company adopted this accounting standard on January 1, 1996. SFAS No. 123 also encourages, but does not require, companies to record compensation cost for stock-based employee compensation. The Company has chosen to account for stock-based compensation utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Also, in accordance with SFAS No. 123, the Company has provided footnote disclosures with respect to stock-based employee compensation. The cost of stock-based compensation is measured at the grant date on the value of the award, and this cost is then recognized as compensation expense over the service period. The value of the stock-based award is determined using a pricing model whereby compensation cost is the excess of the fair market value of the stock as determined by the model at the grant date or other measurement date over the amount an employee must pay to acquire the stock.

In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of SFAS Statement No. 123," effective for fiscal years ending after December 15, 2002, which provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The adoption of SFAS No. 148 did not have a material impact on the Company's consolidated financial statements, as the adoption of this standard did not require the Company to change, and the Company did not change, to the fair value based method of accounting for stock-based compensation.

Stock issued for non-cash consideration

Shares of the Company's no par value common stock issued in exchange for goods or services are valued at the cost of the goods or services received or at the market value of the shares issued, depending on the ability to estimate the value of the goods or services received.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

Income taxes

The Company files a consolidated federal income tax return. The Company has adopted SFAS No. 109, which requires the Company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of assets using the enacted rates in effect in the years in which the differences are expected to reverse. The Company has recognized a valuation allowance covering 100% of the net deferred tax assets (primarily tax benefits from net operating loss carryforwards), because it is more likely than not that the tax benefits attributable to the deferred tax assets will not be realized in the future.

Net loss per common share - basic and diluted

Net loss per common share - diluted is based on the weighted average number of common and common equivalent shares outstanding for the periods presented. Common equivalent shares representing the common shares that would be issued on exercise of convertible securities and outstanding stock options and warrants reduced by the number of shares which could be purchased from the related exercise proceeds are not included since their effect would be anti-dilutive.

As of December 31, 2004, the Company had 1,680,440,475 shares of common stock outstanding. If all the Company's unexpired stock warrants and options (including contingent issuances) were exercised, and all the principal value and accrued interest on its outstanding convertible debentures were converted, the Company's incremental common shares (not included in the denominator of diluted earnings (loss) per share because of their anti-dilutive nature) would be as follows:

Class B preferred stock options                   10,000,000
Convertible note holder common stock warrants     13,250,000
Common stock warrants - other                        500,000
Common stock options - officers                    3,943,654
Common stock options - other                         450,000
                                               -------------
Subtotal                                          28,143,654

Accrued officer compensation ($480,000),
assumed converted into common stock at
prices ranging from $0.0028 to $0.2250
per share                                         69,602,215

Convertible note holder principal value
($2,562,904), accrued interest ($363,126)
less prepaid interest ($97,438),
assumed converted into common stock at
$0.0008 per share                              3,535,740,000
                                               -------------
Total potential common stock equivalents       3,633,485,869

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

If all currently outstanding potential common stock equivalents were exercised, the Company would receive proceeds of approximately $1,716,000.

The following table illustrates the effect on net loss if we had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation:

                                     Quarter Ended      Quarter Ended
                                        12/31/2004          12/31/2003

        Net loss, as reported      $     (804,266)     $    (1,143,130)

        Add:    Total stock-based
        compensation expense included
        in net loss, as reported                -                   -

        Deduct: Total stock-based
        compensation expense
        determined under fair value based
        method for all awards, net of
        related tax effects                     -                   -
                                    ---------------     -----------------
        Pro forma net loss         $     (804,266)     $     (1,143,130)


Advertising Costs

The Company expenses advertising costs in the year incurred.

Recently issued accounting pronouncements

The FASB has established new
pronouncements. The Company does not expect the adoption of these pronouncements to have a material impact on its financial position, results of operations or cashflows. This includes SFAS No. 144, "Accounting for Impairment and Disposal of Long-Lived Assets."

In January 2003, the FASB issued FASB Interpretation ("FIN") No. 46, "Consolidation of Variable Interest Entities." FIN No. 46 clarified the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," and applies immediately to any variable interest entities created after January 31, 2003 and to variable interest entities in which an interest is obtained after that date. The Company holds no interest in variable interest entities.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

Recently issued accounting pronouncements (continued)

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 clarifies the accounting and reporting for derivative instruments, including certain derivative instruments imbedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." In particular, SFAS No. 149 clarifies under what circumstances a contract with an initial net investment met the characteristic of a derivative as described in SFAS No. 133. SFAS No. 149 also clarifies when a derivative contains a financing component. SFAS No. 149 is generally effective for derivative instruments entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The Company holds no derivative instruments and does not engage in hedging activities.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 requires certain financial instruments that have both equity and liability characteristics to be classified as a liability on the balance sheet. SFAS No. 150 is effective for the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the Company's consolidated financial statements.

In December 2003, the FASB issued a revised Interpretation No. 46, "Consolidation of Variable Interest Entities." The interpretation clarifies the application of "Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain types of variable interest entities. The Company does not expect the adoption of this interpretation to have any impact on its financial statements.

NOTE 2. GOING CONCERN UNCERTAINTY

As of December 31, 2004, the Company had a deficiency in working capital of approximately $4,400,000 and had incurred continual net losses since its return to the development stage in fiscal 1996, of approximately $30,000,000, which raise substantial doubt about the Company's ability to continue as a going concern.

Management's plans for correcting these deficiencies include the future sales and licensing of the Company's products and technologies, the raising of capital through the issuance of common stock and from continued officer advances, which are expected to help provide the Company with the liquidity necessary to meet operating expenses. An investor group had previously advanced the Company an aggregate amount of $3,250,000 through fourteen similar funding tranches occurring in April 2002, May 2002, June 2002, November 2002, March 2003, May 2003, November 2003, December 2003, December 2003, February 2004, March 2004, April 2004, June 2004 and September 2004. Over the longer-term, the Company plans to achieve profitability through its operations from the sale and licensing of its H-Net(TM) automatic meter-reading system. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of the recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

NOTE 3. RELATED PARTY TRANSACTIONS

The officers of the Company have continually advanced funds to the Company. These advances have generally been in the form of revolving short-term promissory notes at an annual interest rate of 18% (see Note 8 below).

NOTE 4.   PREPAID EXPENSES AND DEPOSITS

The Company has accrued a prepaid expense of $120,000 as a staying bonus for the Chief Executive Officer and the Chief Financial Officer and Secretary as per their employment contracts (see note 8). The staying bonus is being amortized over the calendar year 2005. For the year ended December 31, 2005, $0 was amortized as officer salaries with a balance of $120,000 at December 31, 2004.

In connection with the convertible debenture financing obtained in April 2004, June 2004 and September 2004, the Company prepaid $30,000, $75,000 and $75,000 dollars in interest, respectively (see note 10). The prepaid interest is being amortized over a one year period. For the year ended September 30, 2004, $13,562, $19,110 and $4,520 were amortized respectively for a total of $37,192. The balances at September 30, 2004 are $16,438, $55,890 and $70,480 for a total prepaid interest of $142,808. During the three months ended December 31, 2004, an additional $7,562, $18,904 and $18,904 were amortized respectively for a total of $45,370. The balances at December 31, 2004 are $8,877, $36,986 and $51,575 for a total prepaid interest of $97,438.

Also included in prepaid expenses is a prepaid retainer in the amount of $4,159 to a law firm in connection with a suit brought forth by Devon Investment Advisors Ltd. (see note 13). As of December 31, 2004, the balance in prepaid expenses was $221,597.

NOTE 5.    PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2004 consisted of the following:


Office equipment                             $   292,946
Furniture and fixtures                            16,609
Vehicles                                          35,362
                                             -----------
Total cost                                       344,917
Accumulated depreciation                        (328,002)
                                             -----------
Net book value                               $    16,915
                                             ===========

NOTE 6.    LICENSE RIGHTS AND TECHNOLOGY

License rights and technology at December 31, 2004 consisted of the following:

      License rights                            $   421,478
      Accumulated amortization                     (421,478)
                                                 -----------
        Net book value                          $       -
                                                 ===========

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

NOTE 7.   LOAN FEES

In February 2002, the Company received $340,000 in short-term financing from an investment group through the issuance of a promissory note maturing on May 15, 2002 and accruing interest at an annual rate of 18%. Included in the loan was $40,000 in fees, consisting specifically of a $30,000 finder's fee and a $10,000 legal fee. These loan fees were fully amortized at September 30, 2002, with the balances written-off at December 31, 2004 as a result of a legal settlement.

In March through June 2002, the Company received $750,000 from an accredited investor group in exchange for 12% convertible debentures, convertible at the lesser of $0.06 per share and 50% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The convertible debentures were accompanied by 3,750,000 common stock warrants, exercisable over a three year period at the lesser of $0.045 per share and the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. Loan fees associated with these loans amounted to $147,500, of which $90,000 represented finder's fees and $57,500 represented legal costs. These loan fees were fully amortized at September 30, 2003.

In November 2002 through May 2003, the Company received another $500,000 from the above accredited investor group in exchange for 12% convertible debentures, convertible at the lesser of $0.01 per share and 50% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The convertible debentures were accompanied by 2,500,000 common stock warrants, exercisable over a seven-year period at $0.005 per share. Loan fees associated with these loans amounted to $83,069, consisting of $66,069 in finder's fees and $17,000 in legal costs. Amortization of these fees over the pro-rata portion of the one-year term of the loans amounted to $55,173 through September 30, 2003. Total amortization of all loan fees during the year ended September 30, 2003 amounted to $144,276, including $89,103 attributable to the unamortized balance at September 30, 2002. The unamortized balance of the loan fees at September 30, 2003 was $27,896.

In October 2003, the variable conversion price of the 12% convertible debentures issued from March through June 2002 and from November 2002 through May 2003 was reduced from 50% to 40% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

NOTE 7.   LOAN FEES (continued)

In November 2003 through December 2003, the Company received another $200,000 from the above accredited investor group in exchange for 12% convertible debentures, convertible at the lesser of $0.005 per share and 40% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The convertible debentures were accompanied by 1,500,000 common stock warrants, exercisable over a seven-year period at $0.005 per share. Loan fees associated with these loans amounted to $33,778, consisting of $18,778 in finder's fees and $15,000 in legal costs.

In February 2004 and March 2004, the Company received another $300,000 from the above accredited investor group in exchange for 12% convertible debentures, convertible at the lesser of $0.005 per share and 40% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The convertible debentures were accompanied by 1,500,000 common stock warrants, exercisable over a seven-year period at $0.002 per share. Loan fees associated with these loans amounted to $42,335, consisting of $35,335 in finder's fees and $7,000 in legal costs.

In April 2004, the Company received another $250,000 from the above accredited investor group in exchange for 12% convertible debentures, convertible at the lesser of $0.005 per share and 40% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The convertible debentures were accompanied by 750,000 common stock warrants, exercisable over a seven-year period at $0.002 per share. Loan fees associated with these loans amounted to $36,624, consisting of $21,624 in finder's fees and $15,000 in legal costs. The Company also prepaid $30,000 in interest.

In June 2004, the Company received another $625,000 from the above accredited investor group in exchange for 12% convertible debentures, convertible at the lesser of $0.005 per share and 40% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The convertible debentures were accompanied by 1,875,000 common stock warrants, exercisable over a seven-year period at $0.002 per share. Loan fees associated with these loans amounted to $52,653, consisting of $47,653 in finder's fees and $5,000 in legal costs. The Company also prepaid $75,000 in interest.

In September 2004, the Company received another $625,000 from the above accredited investor group in exchange for 12% convertible debentures, convertible at the lesser of $0.005 per share and 40% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The convertible debentures were accompanied by 1,875,000 common stock warrants, exercisable over a seven-year period at $0.002 per share. Loan fees associated with these loans amounted to $48,453, consisting of $46,953 in finder's fees and $1,500 in legal costs. The Company also prepaid $75,000 in interest.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

NOTE 7.   LOAN FEES (continued)

Total new loan fees during the year ended September 30 ,2004 amounted to $213,843.

Total amortization on the one- and two-year lives of all loan fees amounted to $97,034 during the year ended September 30, 2004, leaving an unamortized balance at December 31, 2004 of $144,705. During the three months ended December 31, 2004, total amortization of loan fees amounted to $33,970, leaving an unamortized balance of $110,735.

NOTE 8.    DUE TO/FROM OFFICERS

At September 30, 2001, a revolving promissory note agreement for $56,880 was drawn up, due on demand, at an annual interest rate of 18%, for unpaid cumulative advances (plus interest) made by the Company's CEO. During the year ended September 30, 2002, cash advances of $31,500 were made. Additionally, the loan account was increased by $120,875, representing the value of 2,361,814 restricted shares of the Company's common stock held by the CEO, which were used as collateral and transferred to a note holder in June of 2002 to partially cover a $300,000 debt, and by $16,202, representing the value of 794,857 restricted shares of the Company's common stock held by the CEO, which were pledged to and sold by a convertible note holder on a Company obligation in default. Repayments of debt by the Company amounted to $144,806 and accrued interest amounted to $6,913 during the year ended September 30, 2002, resulting in a loan balance due the CEO at September 30, 2002 of $87,564. During the year ended September 30, 2003, additional cash advances totaling $37,869 were made, along with $37,423, representing another 1,835,885 restricted shares of the Company's common stock pledged and sold by the above note holder. Repayments of debt by the Company amounted to $136,009, including re-issuance of 2,361,814 restricted shares of the Company's common stock valued at $120,875 that had been transferred to a note holder during the previous fiscal year. Accrued interest during the year ended September 30, 2003 was $10,073, bringing
the loan balance due the CEO at September 30, 2003 to $36,920.   During the
year ended September 30, 2004, the Company repaid $32,673. Accrued interest of $3,558 during the period brought the loan balance due the CEO at December 31, 2004 to $7,805. During the three months ended December 31, 2004, the Company repaid $799. Accrued interest during the period amounted to $350 and brought the balance at December 31, 2004 to $7,356. The loan balance at December 31, 2004 is currently due on demand and continues to accrue interest at the rate of 18% per year.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

NOTE 8.    DUE TO/FROM OFFICERS (continued)

At September 30, 2001, a promissory note agreement for $25,874 was drawn up, due on demand, at an annual interest rate of 18 percent, for cumulative advances (plus interest) made by the Company's Secretary/Treasurer. The Secretary/Treasurer had also borrowed on a personal credit card for the Company's behalf in the amount of $18,455, bringing the total obligation due the Secretary/Treasurer at September 30, 2001 to $44,329. During the year ended September 30, 2002, the personal credit card balance was virtually paid-off. Additional loan advances were $19,500, loan repayments were $39,500, and accrued interest was $2,269 during the year ended September 30, 2002, bringing the aggregate loan balance due the Secretary/Treasurer at September 30, 2002 to $8,143. During the year ended September 30, 2003, additional cash advances of $37,500 were made, and accrued interest was $6,522, resulting in a loan balance due the secretary Treasurer at September 30, 2003 of $52,165. During the year ended December 31, 2004, the Company repaid $25,655 and received an additional $666 from the treasurer. Accrued interest amounted to $8,077 during the period bring the loan balance due the Secretary at December 31, 2004 to $35,253. During the three months ended December 31, 2004, the Company repaid $8,436. Accrued interest during the period amounted to $1,512 and brought the balance at December 31, 2004 to $28,329. The loan balance at December 31, 2004 is currently due on demand and continues to accrue interest at the rate of 18% per year.

During the period May through September 2002, the Company's Chief Technical Officer advanced the Company $32,946, corresponding to 684,407 restricted shares of the Company's common stock held by the officer, which were pledged to and sold by a convertible note holder on a Company obligation in default. Accrued interest at the annual rate of 18% was $1,831 through the end of the fiscal year, bringing the total loan amount to $34,777 at September 30, 2002. In November 2002, the Company re-issued the 684,407 restricted shares to the Chief Technical Officer (valued at $32,946) that had been pledged to and sold by the convertible note holder during the previous fiscal year. Accrued interest amounted to $1,205 during the year ended September 30, 2003, resulting in a loan balance of $3,036 as of that date. During the year ended September 30, 2004, the Company repaid $15,623. During the year ended September 30, 2004, accrued interest amounted to $294 and brought the loan balance due from the Chief Technical Officer at December 31, 2004 to $12,293. The loan balance at December 31, 2004 is currently due on demand and continues to accrue interest at the rate of 18% per year.

The aggregate amount due officers at December 31, 2004 and September 30, 2004 was $23,392 and $30,765, respectively and interest expense on the officer loans amounted to $1,862 for the three months ended December 31, 2004 and $11,929 for the year ended September 30, 2004. For presentation purposes $12,293 due from the Chief Technical Officer has been shown as a receivable and $35,685 has been shown as due to officers at December 31, 2004.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

NOTE 8.    DUE TO/FROM OFFICERS (continued)

As of December 31, 2004, the Company owed its officers $1,609,692 in accrued compensation. Of this amount, $480,000 was attributable to aggregate staying bonuses payable to the President and Secretary/Treasurer of the Company as of December 31, 2003. An additional $120,000 was accrued on December 31, 2004
which will be amortized over the 2005 calendar year.   The staying bonuses are
to be compensated for with the Company's common stock, valued at the average bid and ask price for the stock for the 30 days prior to each respective year-end issuance date. The total common stock to be issued as staying bonuses amounted to 29,530,431 shares at September 30, 2004 and 69,602,215 at December 31, 2004.

NOTE 9.    NOTES PAYABLE

Notes payable at December 31, 2004 consisted of the following:

Registered Convertible Debentures - secured by substantially all the assets of the Company

        Convertible Debenture #1

     Note payable to AJW Partners, LLC
      (Convertible Debenture) due on
      March 29, 2003 at an annual interest
      rate of 12%                                  $    0

     Accrued interest of $7,075 and principal
      on Convertible Debenture convertible
      into approximately 8,843,750
      shares of common stock at the price
      of $0.0008 at December 31, 2004               7,075  $     7,075
                                                   -------
     Note payable to New Millennium Capital
      Partners II, LLC (Convertible Debenture)
      due on March 29, 2003 at an annual interest
      rate of 12%                                  $    0

     Accrued interest of $7,075 and principal
      on Convertible Debenture convertible
      into approximately 8,843,750
      shares of common stock at the price
      of $0.0008 at December 31, 2004                7,075        7,075
                                                   -------

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2004


NOTE 9.    NOTES PAYABLE (continued)

     Note payable to AJW/New Millennium
      Offshore, Ltd. (Convertible Debenture)
      due on March 29, 2003 at an annual
      interest rate of 12%                          $    0

     Accrued interest of $8,136 and principal
      on Convertible Debenture convertible
      into approximately 10,170,000
      shares of common stock at the price
      of $0.0008 at December 31, 2004               8,136 $    8,136
                                                   -------
     Note payable to Pegasus Capital Partners,
      LLC (Convertible Debenture) due on
      March 29, 2003 at an annual interest
      rate of 12%                                   $    0

     Accrued interest of $4,975 and principal
      on Convertible Debenture convertible
      into approximately 6,218,750
      shares of common stock at the price
      of $0.0008 at December 31, 2004               4,975  $     4,975
                                                   -------
     Convertible Debenture #2

     Note payable to AJW Partners, LLC
      (Convertible Debenture) due on
      May 10, 2003 at an annual interest
      rate of 12%                                   $     0

     Accrued interest of $9,600 and principal
      on Convertible Debenture convertible
      into approximately 12,000,000
      shares of common stock at the price
      of $0.0008 at December 31, 2004                9,600  $    9,600
                                                   --------

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2004


NOTE 9.    NOTES PAYABLE (continued)

     Note payable to New Millennium Capital
      Partners II, LLC (Convertible Debenture)
      due on  May 10, 2003 at an annual
      interest rate of 12%                         $     0

     Accrued interest of $9,600 and principal
      on Convertible Debenture convertible
      into approximately 12,000,000
      shares of common stock at the price
      of $0.0008 at December 31, 2004               9,600  $     9,600
                                                   -------
     Note payable to AJW/New Millennium
      Offshore, Ltd. (Convertible Debenture)
      due on May 10, 2003 at an annual
      interest rate of 12%                         $     0

     Accrued interest of $10,800 and principal
      on Convertible Debenture convertible
      into approximately 13,500,000
      shares of common stock at the price
      of $0.0008 at December 31, 2004               10,800  $   10,800
                                                    -------

     Note payable to Pegasus Capital Partners,
      LLC (Convertible Debenture) due on
      May 10, 2003 at an annual
      interest rate of 12%                          $ 3,829

     Accrued interest of $6,298 and principal
      on Convertible Debenture convertible
      into approximately 12,658,750
      shares of common stock at the price
      of $0.0008 at December 31, 2004                6,298  $   10,127

     Convertible Debenture #3

     Note payable to AJW Partners, LLC
      (Convertible Debenture) due on
      June 17, 2003 at an annual interest
      rate of 12%                                    $77,260

     Accrued interest of $24,255 and principal
      on Convertible Debenture convertible
      into approximately 126,893,750
      shares of common stock at the price
      of $0.0008 at December 31, 2004                 24,255  $  101,515
                                                    --------

     Note payable to New Millennium Capital
      Partners II, LLC (Convertible Debenture)
      due on  June 17, 2003 at an annual
      interest rate of 12%                           $77,260

     Accrued interest of $24,255 and principal
      on Convertible Debenture convertible
      into approximately 126,893,750
      shares of common stock at the price
      of $0.0008 at December 31, 2004                 24,255  $  101,515
                                                     -------

     Note payable to AJW/New Millennium
      Offshore, Ltd. (Convertible Debenture)
      due on June 17, 2003 at an annual
      interest rate of 12%                           $89,055

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

NOTE 9.    NOTES PAYABLE (continued)

     Accrued interest of $27,426 and principal
      on Convertible Debenture convertible
      into approximately 145,601,250
      shares of common stock at the price
      of $0.0008 at December 31, 2004                 27,426  $  116,481
                                                    --------

     Note payable to Pegasus Capital Partners,
      LLC (Convertible Debenture) due on
      June 17, 2003 at an annual
      interest rate of 12%                           $50,000

     Accrued interest of $15,271 and principal
      on Convertible Debenture convertible
      into approximately 81,588,750
      shares of common stock at the price
      of $0.0008 at December 31, 2004                 15,271  $   65,271
                                                    --------
     Convertible Debenture #5

     Note payable to AJW Partners, LLC
      (Convertible Debenture) due on
      March 3, 2004 at an annual interest
      rate of 12%                                    $38,500

     Accrued interest of $8,481 and principal
      on Convertible Debenture convertible
      into approximately 58,726,250
      shares of common stock at the price
      of $0.0008 at December 31, 2004                  8,481  $   46,981
                                                     -------

     Note payable to AJW Offshore, Ltd.
      (Convertible Debenture) due on
      March 3, 2004 at an annual interest
      rate of 12%                                    $38,500

     Accrued interest of $8,481 and principal
      on Convertible Debenture convertible
      into approximately 58,726,250
      shares of common stock at the price
      of $0.0008 at December 31, 2004                  8,481  $   46,981
                                                     -------

     Note payable to AJW Qualified Partners,
      LLC (Convertible Debenture) due on
      March 3, 2004 at an annual interest
      rate of 12%                                    $38,500

     Accrued interest of $8,481 and principal
      on Convertible Debenture convertible
      into approximately 58,726,250
      shares of common stock at the price
      of $0.0008 at December 31, 2004                  8,481  $   46,981
                                                     -------

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004


NOTE 9.    NOTES PAYABLE (continued)

     Convertible Debenture #6

     Note payable to AJW Partners, LLC
      (Convertible Debenture) due on
      May 12, 2004 at an annual interest
      rate of 12%                                    $50,000

     Accrued interest of $9,863 and principal
      on Convertible Debenture convertible
      into approximately 74,828,750
      shares of common stock at the price
      of $0.0008 at December 31, 2004                  9,863  $   59,863
                                                     -------

     Note payable to AJW Offshore, Ltd.
      (Convertible Debenture) due on
      May 12, 2004 at an annual interest
      rate of 12%                                    $50,000

     Accrued interest of $9,863 and principal
      on Convertible Debenture convertible
      into approximately 74,828,750
      shares of common stock at the price
      of $0.0008 at December 31, 2004                  9,863  $   59,863
                                                     -------

     Note payable to AJW Qualified Partners,
      LLC (Convertible Debenture) due on
      May 12, 2004 at an annual interest
      rate of 12%                                    $50,000

     Accrued interest of $9,863 and principal
      on Convertible Debenture convertible
      into approximately 74,828,750
      shares of common stock at the price
      of $0.0008 at December 31, 2004                  9,863  $   59,863
                                                    --------

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004


NOTE 9.    NOTES PAYABLE (continued)

     Convertible Debenture #7

     Note payable to AJW Partners, LLC
      (Convertible Debenture) due on
      November 25, 2004 at an annual interest
      rate of 12%                                    $33,333

     Accrued interest of $4,417 and principal
      on Convertible Debenture convertible
      into approximately 47,187,500
      shares of common stock at the price
      of $0.0008 at December 31, 2004                  4,417  $   37,750
                                                    --------

     Note payable to AJW Offshore, Ltd.
      (Convertible Debenture) due on
      November 25, 2004 at an annual interest
      rate of 12%                                    $33,333

      Accrued interest of $4,417 and principal
      on Convertible Debenture convertible
      into approximately 47,187,500
      shares of common stock at the price
      of $0.0008 at December 31, 2004                  4,417  $   37,750
                                                    --------
     Note payable to AJW Qualified Partners,
      LLC (Convertible Debenture) due on
      November 25, 2004 at an annual interest
      rate of 12%                                    $33,333

     Accrued interest of $4,417 and principal
      on Convertible Debenture convertible
      into approximately 47,187,500
      shares of common stock at the price
      of $0.0008 at December 31, 2004                  4,417  $   37,750
                                                    --------

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004


NOTE 9.    NOTES PAYABLE (continued)

     Convertible Debenture #8

     Note payable to AJW Partners, LLC
      (Convertible Debenture) due on
      December 3, 2004 at an annual interest
      rate of 12%                                    $16,667

     Accrued interest of $2,164 and principal
      on Convertible Debenture convertible
      into approximately 23,538,750
      shares of common stock at the price
      of $0.0008 at December 31, 2004                  2,164  $   18,831
                                                    --------

     Note payable to AJW Offshore, Ltd.
      (Convertible Debenture) due on
      December 3, 2004 at an annual interest
      rate of 12%                                    $16,667

     Accrued interest of $2,164 and principal
      on Convertible Debenture convertible
      into approximately 23,538,750
      shares of common stock at the price
      of $0.0008 at December 31, 2004                  2,164  $   18,831
                                                    --------

     Note payable to AJW Qualified Partners,
      LLC (Convertible Debenture) due on
      December 3, 2004 at an annual interest
      rate of 12%                                    $16,666

     Accrued interest of $2,165 and principal
      on Convertible Debenture convertible
      into approximately 23,538,750
      shares of common stock at the price
      of $0.0008 at December 31, 2004                  2,165  $   18,831
                                                    --------

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004


NOTE 9.    NOTES PAYABLE (continued)

     Convertible Debenture #9

     Note payable to AJW Partners, LLC
      (Convertible Debenture) due on
      December 31, 2004 at an annual interest
      rate of 12%                                    $16,667

     Accrued interest of $2,005 and principal
      on Convertible Debenture convertible
      into approximately 23,340,000
      shares of common stock at the price
      of $0.0008 at December 31, 2004                  2,005  $   18,672
                                                    --------

     Note payable to AJW Offshore, Ltd.
      (Convertible Debenture) due on
      December 31, 2004 at an annual interest
      rate of 12%                                    $16,667

     Accrued interest of $2,005 and principal
      on Convertible Debenture convertible
      into approximately 23,340,000
      shares of common stock at the price
      of $0.0008 at December 31, 2004                  2,005  $   18,672
                                                    --------

     Note payable to AJW Qualified Partners,
      LLC (Convertible Debenture) due on
      December 31, 2004 at an annual interest
      rate of 12%                                    $16,666

     Accrued interest of $2,005 and principal
      on Convertible Debenture convertible
      into approximately 23,340,000
      shares of common stock at the price
      of $0.0008 at December 31, 2004                   2,006  $  18,672
                                                     --------

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004


NOTE 9.    NOTES PAYABLE (continued)

     Convertible Debenture #10

     Note payable to AJW Partners, LLC
      (Convertible Debenture) due on
      February 18, 2005 at an annual interest
      rate of 12%                                    $16,666

     Accrued interest of $1,743 and principal
      on Convertible Debenture convertible
      into approximately 23,011,250
      shares of common stock at the price
      of $0.0008 at December 31, 2004                  1,743  $   18,409
                                                    --------

     Note payable to AJW Offshore, Ltd.
      (Convertible Debenture) due on
      February 18, 2005 at an annual interest
      rate of 12%                                    $16,667

     Accrued interest of $1,742 and principal
      on Convertible Debenture convertible
      into approximately 23,011,250
      shares of common stock at the price
      of $0.0008 at December 31, 2004                  1,742  $   18,409
                                                    --------

     Note payable to AJW Qualified Partners,
      LLC (Convertible Debenture) due on
      February 18, 2005 at an annual interest
      rate of 12%                                    $16,667

     Accrued interest of $1,742 and principal
      on Convertible Debenture convertible
      into approximately 23,011,250
      shares of common stock at the price
      of $0.0008 at December 31, 2004                  1,742  $  18,409
                                                    --------

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004


NOTE 9.    NOTES PAYABLE (continued)

     Convertible Debenture #11

     Note payable to AJW Partners, LLC
      (Convertible Debenture) due on
      March 4, 2005 at an annual interest
      rate of 12%                                    $83,334

     Accrued interest of $5,780 and principal
      on Convertible Debenture convertible
      into approximately 114,543,750
      shares of common stock at the price
      of $0.0008 at December 31, 2004                  8,301  $  91,635
                                                    --------

     Note payable to AJW Offshore, Ltd.
      (Convertible Debenture) due on
      March 4, 2005 at an annual interest
      rate of 12%                                    $83,333

     Accrued interest of $5,781 and principal
      on Convertible Debenture convertible
      into approximately 114,543,750
      shares of common stock at the price
      of $0.0008 at December 31, 2004                  8,302  $  91,635
                                                    --------

     Note payable to AJW Qualified Partners,
      LLC (Convertible Debenture) due on
      March 4, 2005 at an annual interest
      rate of 12%                                    $83,333

     Accrued interest of $5,781 and principal
      on Convertible Debenture convertible
      into approximately 114,542,500
      shares of common stock at the price
      of $0.0008 at December 31, 2004                  8,301  $  91,634
                                                    --------

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004


NOTE 9.    NOTES PAYABLE (continued)

     Convertible Debenture #12

     Note payable to AJW Partners, LLC
      (Convertible Debenture) due on
      April 19, 2006 at an annual interest
      rate of 12% with one year interest prepaid     $50,000

     Accrued interest of $0 and principal
      on Convertible Debenture convertible
      into approximately 62,500,000
      shares of common stock at the price
      of $0.0008 at December 31, 2004                     0  $   50,000
                                                    --------

     Note payable to AJW Offshore, Ltd.
      (Convertible Debenture) due on
      April 19, 2006 at an annual interest
      rate of 12%  with one year interest prepaid     $88,700

     Accrued interest of $0 and principal
      on Convertible Debenture convertible
      into approximately 110,875,000
      shares of common stock at the price
      of $0.0008 at December 31, 2004                     0  $  88,700
                                                    --------

     Note payable to AJW Qualified Partners,
      LLC (Convertible Debenture) due on
      April 19, 2006 at an annual interest
      rate of 12% with one year interest prepaid    $101,125

     Accrued interest of $0 and principal
      on Convertible Debenture convertible
      into approximately 126,406,250
      shares of common stock at the price
      of $0.0008 at December 31, 2004                     0  $ 101,125
                                                    --------

     Note payable to New Millennium Capital
      Partners II, LLC (Convertible Debenture)
      due on April 19, 2006 at an annual
      interest rate of 12% with one year
      interest prepaid                               $10,175

     Accrued interest of $0 and principal
      on Convertible Debenture convertible
      into approximately 12,718,750
      shares of common stock at the price
      of $0.0008 at December 31, 2004                     0  $  10,175
                                                    --------

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004


NOTE 9.    NOTES PAYABLE (continued)

     Convertible Debenture #13

     Note payable to AJW Partners, LLC
      (Convertible Debenture) due on
      June 30, 2006 at an annual interest
      rate of 12%  with one year
      interest prepaid                              $125,000

     Accrued interest of $0 and principal
      on Convertible Debenture convertible
      into approximately 156,250,000
      shares of common stock at the price
      of $0.0008 at December 31, 2004                     0  $ 125,000
                                                    --------

     Note payable to AJW Offshore, Ltd.
      (Convertible Debenture) due on
      June 30, 2006 at an annual interest
      rate of 12%  with one year
      interest prepaid                              $221,750

     Accrued interest of $0 and principal
      on Convertible Debenture convertible
      into approximately 277,187,500
      shares of common stock at the price
      of $0.0008 at December 31, 2004                     0  $ 221,750
                                                    --------

     Note payable to AJW Qualified Partners,
      LLC (Convertible Debenture) due on
      June 30, 2006 at an annual interest
      rate of 12%   with one year
      interest prepaid                              $252,813

     Accrued interest of $0 and principal
      on Convertible Debenture convertible
      into approximately 316,016,250
      shares of common stock at the price
      of $0.0008 at December 31, 2004                     0  $ 252,813
                                                    --------

     Note payable to New Millennium Capital
      Partners II, LLC (Convertible Debenture)
      due on June 30, 2006 at an annual
      interest rate of 12% with one year
      interest prepaid                              $25,437

     Accrued interest of $0 and principal
      on Convertible Debenture convertible
      into approximately 31,796,250
      shares of common stock at the price
      of $0.0008 at December 31, 2004                    0  $  25,437
                                                   --------

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004


NOTE 9.    NOTES PAYABLE (continued)

     Convertible Debenture #14

     Note payable to AJW Partners, LLC
      (Convertible Debenture) due on
      September 9, 2006 at an annual interest
      rate of 12%  with one year
      interest prepaid                              $125,000

     Accrued interest of $0 and principal
      on Convertible Debenture convertible
      into approximately 156,250,000
      shares of common stock at the price
      of $0.0008 at December 31, 2004                     0  $ 125,000
                                                    --------

     Note payable to AJW Offshore, Ltd.
      (Convertible Debenture) due on
      September 9, 2006 at an annual interest
      rate of 12% with one year
      interest prepaid                              $221,750

     Accrued interest of $0 and principal
      on Convertible Debenture convertible
      into approximately 277,187,500
      shares of common stock at the price
      of $0.0008 at December 31, 2004                     0  $ 221,750
                                                    --------

     Note payable to AJW Qualified Partners,
      LLC (Convertible Debenture) due on
      September 9, 2006 at an annual interest
      rate of 12% with one year
      interest prepaid                              $252,813

     Accrued interest of $0 and principal
      on Convertible Debenture convertible
      into approximately 316,016,250
      shares of common stock at the price
      of $0.0008 at December 31, 2004                     0  $ 252,813
                                                    --------

     Note payable to New Millennium Capital
      Partners II, LLC (Convertible Debenture)
      due on September 9, 2006 at an annual
      interest rate of 12% with one year
      interest prepaid                               $25,437

     Accrued interest of $0 and principal
      on Convertible Debenture convertible
      into approximately 31,796,250
      shares of common stock at the price
      of $0.0008 at December 31, 2004                     0  $  25,437
                                                    --------   --------

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004


NOTE 9.    NOTES PAYABLE (continued)

Subtotal of all Registered Convertible Debentures            2,828,592


    Less reclassified accrued interest                    $   (265,688)
                                                          ------------
    Subtotal principal value                                 2,562,904
    Derivative conversion option - 150 percent of principal  3,844,356
    Less unamortized note discount                          (1,205,857)
                                                           -----------
Net carrying value of
  Registered Convertible Debentures                       $  5,201,403

      Note payable to Devon Investment Advisors,
      unsecured, due on December 1, 1996, interest payable
      at an annual rate of 10%.  The Company is
      currently in default.                                    241,824

      Note payable to Black Dog Ranch LLC,
      unsecured, due on demand, including interest
      at an annual rate of 18%.                                165,388

      Convertible note payable to Laurus Master Fund, Ltd.,
      unsecured, with interest payable at an annual rate
      of 8%, conversion premium of 25% based on current
      market price of the Company's common stock (as defined), initially due October 12, 2001 and extended to
      December 1, 2001.  Currently in default.                   7,581
                                                           -----------
     Total notes payable                                   $ 5,616,196
        Current portion                                     (2,465,157)
                                                           -----------
        Long-term portion                                  $ 3,151,039
                                                           ===========

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

NOTE 9.    NOTES PAYABLE (continued)

On April 12, 2001, the Company received $300,000 in proceeds from Laurus Master Fund, Ltd. ("Laurus") and issued a $300,000 principal value 8% convertible note due on October 12, 2001, along with 1,000,000 common stock warrants, exercisable at $0.192 per share over a four-year period. $77,228 of the proceeds was allocated to the cost of the warrants, with the remaining $222,772 allocated to the cost of the debt instrument, based on the relative fair market values of the note and the warrants at the date of issuance.

A convertible note discount of $77,228 was also recognized, which was effectively fully amortized at September 30, 2002 as interest expense.

The note was convertible (at the option of the holder) into common stock at the lesser of 80% of the average of the 3-lowest closing bid prices during the 30 trading days prior to the closing date (April 12, 2001) or 80% of the average of the 3-lowest closing bid prices during the 30 trading days prior to the conversion date (assumed to be September 30, 2002). At April 12, 2001, the note was convertible into approximately 2,181,500 common shares at an exercise price of approximately $0.1021 per share, and at September 30, 2002, the note was convertible into approximately 20,189,875 common shares at an exercise price of approximately $0.0064 per share. In either instance, the fair value of the debt instrument (due to the 80% pricing advantage) was $375,000 (a 25% premium on the principal value), resulting in a further convertible debt discount of $152,228, representing the difference between the note's fair value of $375,000 and the allocated proceeds at issuance of $222,772. This discount was also fully amortized at September 30, 2001.

A corresponding $152,228 credit was made to additional paid-in capital for the conversion benefit option, i.e., the intrinsic value of the matured debt instrument. Interest accrued at 8% on the $300,000 note principal through September 30, 2002 was $17,168. For presentation purposes, this interest was added to the principal value of the note at the year-end balance sheet date. The holder can also convert the accrued interest into common stock at a 25% premium ($4,292), bringing the total conversion benefit option to $155,027. Total amortization of interest on the discounted convertible note during the year ended September 30, 2001 (including $32,775 in loan fees associated with the transaction) amounted to $265,030.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

NOTE 9.    NOTES PAYABLE (continued)

The maturity date on the $300,000 principal value 8% convertible note, initially October 12, 2001, was extended to December 1, 2001. Because of the inherent conversion benefit feature, the aggregate note with accrued interest, totaling $311,194 at September 30, 2001, was classified as a long-term liability.

The Company was unable to pay-off the note at maturity. However, after receiving bridge financing from another investment group in February 2002, the Company subsequently repaid $150,000 of the obligation, as the note holder elected to not convert the debt to shares. Consequently, the note holder sold 1,479,264 of the 4,773,208 shares of the Company's common stock that had been pledged by officers of the Company as collateral, resulting in net proceeds of $49,148. Adding accrued interest of $17,168 at an annual rate of 8%, brought the loan balance at September 30, 2002 to $129,214. During the year ended September 30, 2003, the note holder sold the remaining 3,293,944 pledged shares for net proceeds of $67,144. The note holder elected to convert essentially all the remaining debt for common stock of the Company, receiving 26,000,000 newly issued Company shares valued at $58,400, and bringing the tentative liability down to $3,670. Accrued interest amounted to $3,183, resulting in a total liability to the note holder at September 30, 2003 of $6,851. For the year ended December 31, 2004 accrued interest amounted to $580 resulting in a balance of $7,431 at December 31, 2004. In connection with the pay-down of the debt, the $155,027 beneficial conversion option noted above was reduced to zero through transference to common stock.

In February 2002, the Company borrowed $340,000 from the Mercator Momentum Fund ("Mercator"). This loan from Mercator was a short-term loan due May 15, 2002 and accrued interest at an annual rate of 18%. The loan was secured by shares of the Company's common stock. In April and May of 2002, the Company paid Mercator an aggregate of $100,000. On June 14, 2002 Mercator transferred collateral in the form of 5,861,814 shares of common stock to its name because the Company was in default on the balance of the loan.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

NOTE 9.    NOTES PAYABLE (continued)

Thereafter, on June 21, 2002, Mercator filed an action against the Company, Robert A. Spigno and Patricia A. Spigno in the Superior Court of California, County of Los Angeles (Case No. BC276283) for breach of promissory note, foreclosure of security interests, fraud and deceit. Mr. Spigno is the Chairman of the Board and a director of the Company and is also the Company's Chief Executive Officer. Ms. Spigno is the Company's Secretary and Chief Financial Officer. On July 3, 2002, Mercator filed a first amended complaint in the Superior Court of California, County of Los Angeles (Case No. BC276283), adding a claim of common count for money lent. In March 2004, the Company settled its suit with Mercator for $150,000.

NOTE 10. SECURED CONVERTIBLE DEBENTURES

In order to provide working capital and financing for the Company's continued research and development efforts as of March 29, 2002, the Company entered into a securities purchase agreement and related agreements with four accredited investors (the "Purchasers") for the purchase of up to $750,000 of the Company's 12% Convertible Debentures due one year from their date of issuance. The Company granted the holders of the debentures a continuing security interest in all of the Company's assets to secure the Company's obligations under the debentures and related agreements. The debentures bear interest at a rate of 12% per annum, payable quarterly in common stock or cash at the option of the Purchasers.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

NOTE 10. SECURED CONVERTIBLE DEBENTURES (continued)

On March 29, 2002 the Company issued an aggregate of $300,000 of 12% convertible debentures in a private offering to four accredited investors. Three of the investors, if certain conversion limitations are disregarded, are beneficial owners of 5% or more of the company's outstanding shares of common stock. The debentures initially were convertible into shares of common stock at the lesser of $.06 per share and 50% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. In October 2003, the conversion rate was changed from 50% to 40% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 1,500,000 shares of common stock at a per share exercise price equal to the lesser of $.045 and the average of the lowest three intra-day trading prices during the 20 trading days immediately preceding an exercise.

On May 10, 2002 the Company issued an aggregate of $150,000 of 12% convertible debentures in a private offering to four accredited investors. Three of the investors, if certain conversion limitations are disregarded, are beneficial owners of 5% or more of the Company's outstanding shares of common stock. The debentures initially were convertible into shares of common stock at the lesser of $.06 per share and 50% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. In October 2003, the conversion rate was changed from 50% to 40% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 750,000 shares of common stock at a per share exercise price equal to the lesser of $.045 and the average of the lowest three intra-day trading prices during the 20 trading days immediately preceding an exercise.

On June 17, 2002 the Company issued an aggregate of $300,000 of 12% convertible debentures in a private offering to four accredited investors. Three of the investors, if certain conversion limitations are disregarded, are beneficial owners of 5% or more of the company's outstanding shares of common stock. The debentures initially were convertible into shares of common stock at the lesser of $.06 per share and 50% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. In October 2003, the conversion rate was changed from 50% to 40% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 1,500,000 shares of common stock at a per share exercise price equal to the lesser of $.045 and the average of the

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

NOTE 10. SECURED CONVERTIBLE DEBENTURES (continued)

lowest three intra-day trading prices during the 20 trading days immediately preceding an exercise.

The Company entered into another securities purchase agreement plus related agreements with three accredited investors on November 27, 2002 (essentially the same re-organized investor group delineated above) for the purchase of up to $500,000 of the Company's 12% Convertible Debentures due one year from their date of issuance. The Company granted the holders of the debentures a continuing security interest in all of the Company's assets to secure the Company's obligations under the debentures and related agreements. The debentures bear interest at a rate of 12% per annum, payable quarterly in common stock or cash at the option of the Purchasers.

On November 27, 2002 the Company issued an aggregate of $200,000 of 12% convertible debentures in a private offering to three accredited investors who, if certain conversion limitations are disregarded, would be deemed beneficial owners of 5% or more of the Company's outstanding shares of common stock. The debentures initially were convertible into shares of common stock at the lesser of $.01 per share and 50% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. In October 2003, the conversion rate was changed from 50% to 40% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 1,000,000 shares of common stock at a per share exercise price equal to $.005.

On March 3, 2003 the Company issued an aggregate of $150,000 of 12% convertible debentures in a private offering to these same three accredited investors. The debentures initially were convertible into shares of common stock at the lesser of $.01 per share and 50% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. In October 2003, the conversion rate was changed from 50% to 40% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 750,000 shares of common stock at a per share exercise price equal to $.005.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004


NOTE 10. SECURED CONVERTIBLE DEBENTURES (continued)

On May 12, 2003 the Company issued an aggregate of $150,000 of 12% convertible debentures in a private offering to the three accredited investors. The debentures initially were convertible into shares of common stock at the lesser of $.01 per share and 50% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. In October 2003, the conversion rate was changed from 50% to 40% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 750,000 shares of common stock at a per share exercise price equal to $.005.

On November 25, 2003 the Company issued an aggregate of $100,000 of 12% convertible debentures in a private offering to the three accredited investors. The debentures were convertible into shares of common stock at the lesser of $.005 per share and 40% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately
preceding conversion.   The debentures were accompanied by warrants to purchase
up to an aggregate of 500,000 shares of common stock at a per share exercise price equal to $.005.

On December 3, 2003 the Company issued an aggregate of $50,000 of 12% convertible debentures in a private offering to the three accredited investors. The debentures were convertible into shares of common stock at the lesser of $.005 per share and 40% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 250,000 shares of common stock at a per share exercise price equal to $.005.

On December 31, 2003 the Company issued an aggregate of $50,000 of 12% convertible debentures in a private offering to the three accredited investors. The debentures were convertible into shares of common stock at the lesser of $.005 per share and 40% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 250,000 shares of common stock at a per share exercise price equal to $.005.

On February 18, 2004 the Company issued an aggregate of $50,000 of 12% convertible debentures in a private offering to the three accredited investors. The debentures were convertible into shares of common stock at the lesser of $.005 per share and 40% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 250,000 shares of common stock at a per share exercise price equal to $.005.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004


NOTE 10. SECURED CONVERTIBLE DEBENTURES (continued)

On March 4, 2004 the Company issued an aggregate of $250,000 of 12% convertible debentures in a private offering to the three accredited investors. The debentures were convertible into shares of common stock at the lesser of $.005 per share and 40% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 1,250,000 shares of common stock at a per share exercise price equal to $.005.

On April 19, 2004, the Company issued an aggregate of $250,000 of 12% convertible debentures in a private offering to the three accredited investors. The Company prepaid one year's interest of $30,000 upon receipt of the funds. The debentures were convertible into shares of common stock at the lesser of $.005 per share and 40% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 750,000 shares of common stock at a per share exercise price equal to $.002.

On June 30, 2004 the Company issued an aggregate of $625,000 of 12% convertible debentures in a private offering to the three accredited investors. The Company prepaid one year's interest of $75,000 upon receipt of the funds. The debentures were convertible into shares of common stock at the lesser of $.005 per share and 40% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 1,875,000 shares of common stock at a per share exercise price equal to $.002.

On September 9, 2004 the Company issued an aggregate of $625,000 of 12% convertible debentures in a private offering to the three accredited investors. The Company prepaid one year's interest of $75,000 upon receipt of the funds. The debentures were convertible into shares of common stock at the lesser of $.005 per share and 40% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 1,875,000 shares of common stock at a per share exercise price equal to $.002.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

NOTE 10. SECURED CONVERTIBLE DEBENTURES (continued)

The Company's convertible debentures and related warrants contain anti-dilution provisions whereby, if the Company issues common stock or securities convertible into or exercisable for common stock at a price less than the conversion or exercise prices of the debentures or warrants, the conversion and exercise prices of the debentures and/or warrants shall be adjusted as stipulated in the agreements governing such debentures and warrants.

As part of the recording of the convertible debt transactions, a beneficial conversion option was recognized, along with a corresponding convertible debt discount. The fair value of the debt instruments issued totaling $1,750,000 in principal value was $3,500,000 in aggregate, representing a 100% premium on the principal value (due to the 100% pricing advantage) and making the beneficial conversion option $1,637,735 at the inception of the loans ($1,750,000 proceeds less $112,265 allocated to the issuance of the 8,750,000 related warrants). In October 2003, the conversion option was increased to 150% from 100% which resulted in an increase of $563,257 in the conversion interest and a corresponding expense in the current period. Due to the nature of the debt instrument and its repayment terms, the beneficial conversion option has been re-characterized as derivative conversion option and reclassified as additional debt. In connection with the issuance of an additional $2,000,000 of convertible debt during the year ended September 30, 2004, the derivative conversion option was increased by $3,000,000.

During the fiscal year ended September 30, 2002, the Company issued 12,667,178 shares of common stock in connection with interest payments and upon conversion of an aggregate $93,130 of principal and $6,916 of related interest on the Company's convertible debentures. A corresponding pro-rata reduction of $80,702 to the beneficial conversion option was made. During the fiscal year ended September 30, 2003, the Company issued another 103,778,301 shares of common stock in connection with the conversion of another $193,665 of principal and $34,355 of accrued interest on the Company's convertible debentures,

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

NOTE 10. SECURED CONVERTIBLE DEBENTURES (continued)

resulting in a convertible debt principal balance at September 30, 2003 of $963,205 (net of an aggregate of $286,795 in debt conversions through that date). A corresponding pro-rata reduction of $177,845 was made to the beneficial conversion option during the fiscal year ended September 30, 2003 (an aggregate of $258,547 since the inception of the loans), bringing the beneficial conversion option balance at September 30, 2003 to $881,550.
In October 2003, the conversion option was increased to 150% from 100% resulting in an increase of $563,257 and a re-characterization of the conversion option as additional debt.

During the year ended September 30, 2004, the Company issued an additional $2,000,000 of 12% convertible debentures. Also, the Company issued 352,352,250 shares of common stock in connection with the conversion of another $218,115 of principal and $49,008 of accrued interest on the Company's convertible debentures, resulting in a convertible debt principal balance at September 30, 2004 of $2,745,090 (net of an aggregate of $504,910 in debt conversions through that date). In connection with the issuance of the additional $2,000,000 convertible debt, the Company recorded a corresponding derivative conversion option of $3,000,000. A corresponding pro-rata reduction of $327,172 was made to the derivative conversion option during the year ended September 30, 2004 (an aggregate of $585,720 since the inception of the loans), bringing the derivative conversion option balance at December 31, 2004 to $4,117,635.

During the three months ended December 31, 2004, the Company issued 500,468,353 shares of common stock in connection with the conversion of another $182,186 of principal and $13,171 of accrued interest on the Company's convertible debentures, resulting in a convertible debt principal balance at September 30, 2004 of $2,562,904 (net of an aggregate of $687,096 in debt conversions through that date). A corresponding pro-rata reduction of $273,279 was made to the derivative conversion option during the three months ended December 31, 2004 (an aggregate of $858,999 since the inception of the loans), bringing the derivative conversion option balance at December 31, 2004 to $3,844,356.

The aggregate note discount of $3,250,000 is being amortized over the one-year and two-year lives of the respective debt instruments. Of this amount, $279,115 was amortized during the fiscal year ended September 30, 2002, $653,720 during the year ended September 30, 2003, $673,705 during the year ended September 30, 2004 and $287,459 during the three months ended December 31, 2004, while $69,233 in convertible bond discount was transferred to equity upon conversion of $93,130 in debt principal during the fiscal year ended September 30, 2002, $52,340 upon conversion of $193,665 of debt principal during the fiscal year ended September 30, 2003 and $28,571 upon conversion of $218,115 of debt principal during the year ended September 30, 2004, resulting in an unamortized convertible debt discount balance of $1,205,857 at December 31, 2004.

As of December 31, 2004, the Company was indebted for an aggregate of $2,828,592, including $2,562,904 of principal and $265,688 of accrued interest on these convertible debentures. To the extent debentures issued by the Company are converted into shares of common stock, the Company will not be obligated to repay the amounts converted.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

NOTE 11.        SHAREHOLDERS' EQUITY (DEFICIT)

The Company's authorized capital stock consists of 7,500,000,000 shares of common stock, no par value per share, and 50,000,000 shares of preferred stock, $1.00 par value per share. On July 29, 2004, the Board of Directors approved an increase in the amount of common shares authorized from 1,000,000,000 to 7,500,000,000. Of the 50,000,000 authorized shares of preferred stock, 1,000,000 shares have been designated as Class A Preferred Stock and 1,000,000 shares have been designated as Class B Preferred Stock, and the remaining 48,000,000 shares are undesignated. As of December 31, 2004, there were 1,680,440,475 shares of the Company's common stock outstanding held by approximately 800 holders of record and 215,865 shares of the Company's Class A Preferred Stock outstanding held by one holder of record and no shares of Class B Preferred Stock outstanding.

Each share of Class A Preferred Stock is entitled to 100 votes per share on all matters presented to the Company's shareholders for action. The Class A Preferred Stock does not have any liquidation preference, additional voting rights, conversion rights, anti-dilution rights or any other preferential rights.

Each share of Class B Preferred Stock is convertible into 10 shares of the Company's common stock. The Class B Preferred Stock does not have any liquidation preference, voting rights, other conversion rights, anti-dilution rights or any other preferential rights.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

NOTE 11.        SHAREHOLDERS' EQUITY (DEFICIT) (continued)

During the months October 2002 through July 2003, the Company issued 15,000,000 shares of its restricted common stock to a consultant in exchange for promotional services valued at $65,000.

During the months October 2002 through September 2003, the Company issued 119,630,468 shares of its restricted common stock to a consultant for debt reduction of $162,500 and accrued fees of $91,305.

During the months October 2002 through September 2003, the Company issued 103,778,301 of its common shares to an investor group in exchange for $193,665 principal value of convertible debt and $34,355 in accrued interest. In conjunction with these transactions, $177,845 of the Company's beneficial conversion option was also transferred to common stock, and $52,340 in convertible note discounts was applied against common stock as a result of debt conversion.

During the months November 2002 through May 2003, the Company issued 14,500,000 shares of its restricted common stock to consultants in exchange for media services rendered of $49,000.

During the months November 2002 through September 2003, the Company issued 128,500,000 shares of its restricted common stock for cash of $180,000 in private placements.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

NOTE 11.        SHAREHOLDERS' EQUITY (DEFICIT) (continued)

During the months November 2002 through May 2003, the Company issued 2,500,000 in seven-year common stock warrants as part of a $500,000 12% convertible debt issuance, exercisable at a per share price of $0.005. The warrants were recorded at $9,816 and the debt at $490,184, based upon the relative fair values of each, and a beneficial conversion option for an additional $490,184 was also recognized.

During the months November 2002 through January 2003, the Company issued 4,504,280 shares of its restricted common stock to its corporate officers in exchange for a net reduction of debt of $183,542.

During the months December 2002 through September 2003, the Company issued 26,000,000 shares of its common stock to a convertible note holder in exchange for $58,400 in debt reduction. In conjunction with these transactions, the Company transferred a beneficial conversion option valued at $155,027 to common stock.

In December 2002 and January 2003, the Company issued its advisory board members 1,250,000 shares of its restricted common stock in exchange for $12,500 in services.

In December 2002, the Company issued 750,000 shares of its restricted common stock to staff consultants as a $7,500 bonus.

In January 2003, the Company received back 1,000,000 restricted common shares held by a former director as collateral on a $75,000 loan and re-issued the shares as interest (valued at $9,000). The $75,000 loan (previously recorded as an addition to capital) was paid-off by and recorded as a new loan to the Company's CEO and Secretary/Treasurer.

In May 2003, the Company issued 12,000,000 shares of its restricted common stock to an outside accountant in exchange for $120,000 in accrued services rendered.

During the months October 2003 through September 30, 2004, the Company issued 352,352,250 shares of common stock to a convertible note holder in exchange for $218,115 in debt reduction and $49,008 in accrued interest. In conjunction with these transactions, the Company transferred $327,172 in derivative conversion option, net of $28,571 convertible debt discount to common stock.

During the months November 2003 through September 2004, the Company issued 156,625,000 shares of its restricted common stock to a consultant for debt reduction of $163,575.

During the months October 2003 through August 2004, the Company issued 57,300,000 shares of its restricted common stock to three consultants for services rendered of $78,400.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

NOTE 11.        SHAREHOLDERS' EQUITY (DEFICIT) (continued

During the months November 2003 through March 2004, the Company issued 74,670,000 shares of its common stock for $75,000 in cash.

In December 2003, the Company issued 15,845 convertible preferred A shares to the President for a reduction $15,845 in accrued compensation.

In October 2003, $881,550 of beneficial conversion option (equity) was re-characterized as derivative conversion option (debt).

During the months November 2003 through September 2004, the Company issued 7,000,000 in seven-year common stock warrants as part of a $2,000,000 12% convertible debt issuance, exercisable at prices ranging from $0.002 to $0.005 per share through the date of exercise. The warrants were recorded at $9,447 and the debt at $1,990,553, based upon the relative fair values of each.

During November 2004, the Company issued 23,500,000 share of its restricted common stock to a consultant for debt reduction of $11,000.

During November 2004 and December 2004, the Company issued 25,300,000 shares of its restricted common stock to two consultants for $73,000 in services rendered.

During the months October 2004 through December 2004, the Company issued 500,468,353 shares of common stock to convertible note holders in exchange for $182,186 in debt reduction and $13,171 in accrued interest. In conjunction with these transactions, the Company transferred $273,279 in derivative conversion option to common stock.

NOTE 12.  INCOME TAXES

Deferred income taxes consisted of the following at December 31, 2004:

      Deferred tax asset, benefit
      of net operating loss
      carryforward                                $ 9,900,000
        Valuation allowance                        (9,900,000)
                                                  -----------
        Net deferred taxes                       $       -
                                                  ===========

The valuation allowance offsets the net deferred tax asset, since it is more likely than not that it would not be recovered. During the three months ended December 31, 2004, the deferred tax asset and valuation allowance were both increased by $800,000.

The Company has approximately $24,300,000 in both federal and California net operating loss carryforwards. The federal net operating loss carryforwards expire as follows: $2,700,000 in the year 2012, $5,300,000 in 2018, $1,200,000 in 2019, $3,500,000 in 2020, $2,300,000 in 2021, $2,200,000 in 2022,
$2,100,000 in 2023, $4,200,000 in 2024 and $800,000 in 2025.  The California
net operating loss carryforwards expire as follows: $2,700,000 in the year 2004, $5,300,000 in 2005, $1,200,000 in 2006, $3,500,000 in 2007, $2,300,000
in 2013, $8,500,000 in 2014 and $800,000 in 2015.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

NOTE 13.        COMMITMENTS AND CONTINGENCIES

Employment agreements

The Company has entered into three employment agreements with key individuals, the terms of the agreements are as follows:

1) The CEO (and President) of the Company entered into an agreement dated October 2, 1995 (which was subsequently amended September 1, 1997, September 1, 1999, and March 27, 2000) for a period of five years (to April 1, 2005), and he is entitled to receive a base salary of $160,000 per year. The employee shall further receive a bonus, paid at year-end, equal to 50% of the employee's salary, for continued employment. The staying bonus will be compensated for with the Company's restricted common stock. He was also granted an option to purchase up to 2,000,000 shares of the Company's restricted common stock at a price equal to 50% of the average market value for the prior 30 trading days before exercise. On March 27, 2000, the exercise price was adjusted to a flat $0.3864 per share, with an expiration date of December 2, 2003, which, in turn, has subsequently been extended to December 2, 2005.

2) The Secretary and Treasurer of the Company entered into an Agreement dated October 2, 1995 (which was subsequently amended September 1, 1997, September 1, 1999, and March 27, 2000), for a period of five years (extended through April 1, 2005), and she is entitled to receive a base salary of $80,000 per year. The employee shall further receive a bonus, paid at year-end, equal to 50% of the employee's salary, for continued employment. The staying bonus shall be compensated for with the Company's restricted common stock. She was also granted an option to purchase up to 500,000 shares of the Company's restricted common stock at a price equal to 60% of the average market value for the prior 180 trading days before exercise. On March 27, 2000, the exercise price was adjusted to a flat $0.38 per share, with an expiration date of December 31, 2004, which was subsequently extended to December 2, 2005.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

NOTE 13.        COMMITMENTS AND CONTINGENCIES (continued)

Employment agreements (continued)

3) The Chief Technical Officer of the Company entered into an agreement dated August 1, 1998 for an initial term of three years (extended through August 1, 2003 and again through January 19, 2009), and he is entitled to receive a base salary of $150,000 per year, with a minimum of $90,000 to be paid annually in cash and the balance paid (at the option of the Company) in cash or restricted common stock under rule 144. The employee shall receive a hire-on bonus of $75,000 worth of the Company's restricted common stock under rule 144, at one-half market price. The employee shall further receive performance bonuses (paid in restricted common stock, as above) upon successful completion of specific milestones pertaining to the implementation and deployment of certain software (up to $862,500). He was granted an option to purchase up to 2,000,000 shares of the Company's restricted common stock at a price equal to 60% of the average market value at the date of purchase that was to vest if substantially all performance milestones were met. As of December 31, 2004, none of the aforementioned milestones had been successfully completed. Furthermore, the stock option expired on December 31, 2004.

Litigation

There have been two recent legal proceedings to which the Company has been a party:

In February 2002, the Company borrowed $340,000 from the Mercator Momentum Fund ("Mercator") in order to make an initial $100,000 payment to Laurus Master Fund, Ltd. and to fund continuing development of the Company's H-Net(TM) system. This loan from Mercator was a short-term loan due May 15, 2002 and accrued interest at an annual rate of 18%. The loan was secured by shares of the Company's common stock. As of June 13, 2002, the Company owed Mercator approximately $243,000 of principal and accrued and unpaid interest under this loan and was in default in the repayment of this debt.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

NOTE 13.        COMMITMENTS AND CONTINGENCIES (continued)

Litigation (continued)

On June 14, 2002, Mercator transferred collateral in the form of 5,861,814 shares of the Company's common stock into its name as a result of the Company's default on Mercator's loan. Of the 5,861,814 shares of common stock transferred into the name of Mercator 3,500,000 shares of the Company's common stock were issued and pledged as collateral by the Company in February 2002, and 2,361,814 shares of the Company's common stock were issued and pledged as collateral by Robert Spigno, the Company's Chief Executive Officer, in February 2002.

On June 21, 2002 Mercator filed an action against the Company,
Robert A. Spigno and Patricia A. Spigno in the Superior Court of California, County of Los Angeles (Case No. BC276283) for breach of promissory note, foreclosure of security interests and fraud and deceit. Mr. Spigno is the Chairman of the Board and a director of the Company and is also the Company's Chief Executive Officer. Ms. Spigno is the Company's Secretary and Chief Financial Officer. On July 3, 2002, Mercator filed a first amended complaint in the Superior Court of California, County of Los Angeles (Case No. BC276283) adding a claim of common count for money lent. In March 2004, the Company settled its suit with Mercator for $150,000.

On or about August 18, 2004, Devon Investment Advisors, Ltd., or plaintiff, filed a Complaint in the Arapahoe County District Court of the State of Colorado against the Company. The complaint seeks repayment of amounts allegedly loaned, plus interest and applicable attorneys' fees. As of the date of this report, the Company has filed an Answer denying certain of plaintiff's claims and asserting defenses to plaintiff's causes of action alleged in the complaint, including a defense based on the expiration of the applicable statue of limitations. The outcome of this action is presently uncertain. However, at this time, the Company does not expect the defense or outcome of this action to have a material adverse affect on its business, financial condition or results of operations. As of the date of this report, a trial date has been set for July 6, 2005.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

NOTE 13.        COMMITMENTS AND CONTINGENCIES (continued)

Litigation (continued)

The Company, during its normal course of business, may be subject from time to time to disputes and to legal proceedings against it. Both counsel and management do not expect that the ultimate outcome of any current claims will have a material adverse effect on the Company's financial statements.


NOTE 14.        FORM S-8 FILINGS

In November 2003, the Company filed a registration statement on Form S-8 covering 12,000,000 shares issued to an independent consultant to the Company, which authorized the re-sale of the 12,000,000 shares of common stock valued at $46,800.

In March 2004, the Company filed another registration statement on Form S-8 covering an additional 14,000,000 shares issued to the same independent consultant valued at $36,400.

In September 2004, the Company filed a registration statement on Form S-8 covering 30,000,000 shares issued to the same independent consultant valued at $33,000.

NOTE 15.        STOCK OPTIONS AND WARRANTS

During the fiscal year ended September 30, 1999, the Company issued to a note
holder options to purchase 500,000 shares of the   Company's Class B preferred
stock at an exercise price of $5.00 per share. As consideration, the Company reduced its debt to the note holder by $50,000 and received an extension of time to pay-off its promissory note. The Company also issued to its CEO options to purchase another 500,000 shares of the Company's Class B preferred stock at an exercise price of $5.00 per share in exchange for a reduction in debt of $50,000. Total consideration received on the above issued options, as evidenced by debt reduction, was $100,000. These options could be exercised through November 1, 2002 and could also be converted into common stock at the rate of 10 common shares for each Class B preferred share. In September 2001, the exercise price on the Class B preferred stock options was adjusted to $2.50 per share and the exercise period extended to November 1, 2005. In June 2002, the exercise price on the Class B preferred stock options was adjusted to $0.50 per share. In January 2004, the exercise price on the Class B preferred stock options was adjusted to $0.05 per share and the exercise period extended to November 1, 2009.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

NOTE 15.        STOCK OPTIONS AND WARRANTS (continued)

The Company has granted various common stock options and warrants to employees and consultants. Generally, the options and warrants were granted at approximately the fair market value of the Company's common stock at the date of grant and vested immediately, except that when restricted rule 144 common stock was issued, the options and warrants were granted at an average discount to market of 50% (ranging from between 20% to 75%).

The Company accounts for stock-based compensation under the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25. Accordingly, compensation expense for common stock options and warrants issued to employees for services have been recorded as the difference between the intrinsic value of those services as measured by the (discounted) market value of the common stock at the date of grant and the exercise price, with pro forma disclosure of the excess market value as required by SFAS No. 123. No common stock options or warrants were granted to employees (including officers) and directors of the Company during the three months ended December 31, 2004 or 2003.

All common stock options and warrants issued to consultants and other non-employees have been recorded at the fair value of the services rendered and equivalent to the market value (as discounted, if applicable) of the equity instruments received as per SFAS No. 123. The market value was determined by utilizing an averaging convention of between 5 to 30 days of the closing price of the Company's common shares as traded on the OTC Bulletin Board (stock symbol CNES) through the grant date and applying certain mathematical assumptions as required under the Black-Scholes valuation model. Such assumptions, pertaining to the risk-free annual rate of return and stock volatility, were generally the same as those mentioned above when making fair value disclosures for the issuance of officer and employee stock options, except that the risk-free annual rate of return during the latter half of fiscal 2001 and thereafter was assumed to be 5% (rather than 6%) due to the general decline of interest rates.

At September 30, 2002, the Company had an aggregate of 8,807,154 common stock options and a total of 1,000,000 Class B preferred stock options recorded as additional paid-in capital at a value of $1,443,695. Of the common stock options and warrants, 2,043,654

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

NOTE 15.        STOCK OPTIONS AND WARRANTS (continued)

had been issued to officers and employees and the remaining 6,763,500 had been issued to consultants and investors.

In November 2002 through May 2003, 2,500,000 seven-year common stock warrants were issued to an accredited investor group in connection with a $500,000 12% convertible debenture financing arrangement (see Note 10 above). The allocated cost of these warrants amounted to $9,816, resulting in a recorded balance of stock options and warrants exercisable at September 30, 2003 of $1,453,511 (including $100,000 attributable to 1,000,000 Class B preferred stock options noted above).

As of September 30, 2003, the Company had an additional 4,852,205 common stock options that had been granted to consultants and investors at exercise prices ranging from $0.50 to $2.00 per share, expiring from November 1, 2003 through January 16, 2005. Because these strike prices were substantially above the market price of the Company's common stock, no value was attributed to these options at the time of grant. During the year ended December 31, 2004, 4,352,205 of these non-valued options expired, leaving a balance at September 30, 2004 of 500,000 options, exercisable at $1.00 per share and expiring January 16, 2005. The Company also granted a contingent issuance to its Chief Technical Officer of 2,000,000 common stock options exercisable at $0.50 per share, which expired on December 31, 2004, and which would not have vested until certain milestones had been attained. These respective common stock options and contingent issuances have been excluded from the summarized table below.

In November 2003 through December 2003, 1,000,000 seven-year common stock warrants were issued to an accredited investor group in connection with a $200,000 12% convertible debenture financing arrangement (see Note 10 above). The allocated cost of these warrants amounted to $945.

In February 2004 and March 2004, 1,500,000 seven-year common stock warrants were issued to an accredited investor group in connection with a $300,000 12% convertible debenture financing arrangement (see Note 10 above). The allocated cost of these warrants amounted to $1,417.

In April 2004, 750,000 seven-year common stock warrants were issued to an accredited investor group in connection with a $250,000 12% convertible debenture financing arrangement (see Note 10 above). The allocated cost of these warrants amounted to $1,181.

In June 2004, 1,875,000 seven-year common stock warrants were issued to an accredited investor group in connection with a $625,000 12% convertible debenture financing arrangement (see Note 10 above). The allocated cost of these warrants amounted to $2,952.

In September 2004, 1,875,000 seven-year common stock warrants were issued to an accredited investor group in connection with a $625,000 12% convertible debenture financing arrangement (see Note 10 above). The allocated cost of these warrants amounted to $2,952, resulting in a recorded balance of stock options and warrants exercisable at December 31, 2004 of $1,462,958 (including $100,000 attributable to 1,000,000 Class B preferred stock options noted above).

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

NOTE 15.        STOCK OPTIONS AND WARRANTS (continued)

The common stock option activity during the fiscal year ended September 30, 2004 and the three months ended December 31, 2004 is summarized as follows:

                                         Common Stock   Weighted
                                            Options      Average
                                              and       Exercise
                                            Warrants      Price
                                          ----------    --------
Balance outstanding, October 1, 2003      11,307,154       $.204

  Granted                                  7,000,000        .003

  Expired                                    563,500        2.00
                                          ----------       -----
Balance outstanding, September 30, 2004   17,743,654       $.068

  Expired                                    100,000        .380
                                          ----------       -----
Balance outstanding, December 31, 2004    17,643,654        .066
                                          ==========       =====

The following table summarizes information about common stock options at December 31, 2004:

                                 Outstanding             Exercisable
                            Weighted    Weighted               Weighted
   Range of       Common    Average      Average      Common    Average
   Exercise        Stock      Life      Exercise       Stock   Exercise
    Prices       Options    (Months)      Price       Options    Price
---------------  ---------  -------     --------    ----------  -------
$ .192 - $ .192  1,000,000        3     $   .192     1,000,000  $  .192
$ .001 - $ .001  3,750,000        4     $   .001     3,750,000  $  .001
$ .130 - $ .130  1,450,000        8     $   .130     1,450,000  $  .130
$ .386 - $ .386  1,443,654       11     $   .386     1,443,654  $  .386
$ .380 - $ .380    500,000       11     $   .380       500,000  $  .380
$ .002 - $ .002  2,500,000       61     $   .005     2,500,000  $  .005
$ .002 - $ .002    500,000       71     $   .005       500,000  $  .005
$ .002 - $ .002    250,000       71     $   .005       250,000  $  .005
$ .002 - $ .005    250,000       71     $   .005       250,000  $  .005
$ .002 - $ .005    250,000       72     $   .005       250,000  $  .005
$ .002 - $ .005  1,250,000       74     $   .005     1,250,000  $  .005
$ .002 - $ .005    750,000       76     $   .002       750,000  $  .002
$ .002 - $ .005  1,875,000       78     $   .002     1,875,000  $  .002
$ .002 - $ .005  1,875,000       80     $   .002     1,875,000  $  .002


$ .001 - $0.386 17,643,654       42     $   .066    17,643,654  $  .066
=============== ==========       ==     ========    ==========  =======


NOTE 16.       SUBSEQUENT EVENTS

(a) Subsequent to December 31, 2004, the Company issued 388,199,753 shares of common stock through January 26, 2005 in exchange for reduction of $318,031 in convertible debt and accrued interest.